As filed with Securities and Exchange Commission on August 11, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	3086 (Primary Standard Industrial Classification Code Number)	88-0313393 (IRS Employer Identification Number)

17305 Daimler Street Irvine, CA 92614 (949) 470-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Stefanovich Chief Financial Officer 17305 Daimler Street Irvine, CA 92614 (949) 470-2300 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Copies to: Anthony Ippolito, Esq. Snell & Wilmer L.L.P. 600 Anton Boulevard., Suite 1400 Costa Mesa, California 92626 Tel: (714) 427-7000 Fax: (714) 427-7799

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(a) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
New warrants to purchase shares of common stock, $0.001 par value per share (the “New Warrants”)(2)(3)	7,067,788	—	—	—
Maximum aggregate number of shares of common stock, $0.001 par value per share, underlying the New Warrants(4)	7,067,788	$2.22	$15,655,150	$1,576.47
Supplemental warrants to purchase shares of common stock, $0.001 par value per share (the “Supplemental Warrants”)(2)(5)	1,766,947	—	—	—
Maximum aggregate number of shares of common stock, $0.001 par value per share, underlying the Supplemental Warrants(6)	1,766,947	$3.00	$5,300,841	$533.79
Total			$20,955,991	$2,110.26

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants.

(3)	Represents the maximum number of New Warrants to be issued to holders of the registrant’s outstanding warrants pursuant to the exchange offer transaction described in the offer letter/prospectus to which this registration statement relates.

(4)	Calculated pursuant to Rule 457(c) and (g) under the Securities Act, based on the average high and low prices of the common stock of the registrant as reported on the NASDAQ Capital Market on August 9, 2016.

(5)	Represents the maximum number of Supplemental Warrants to be issued to holders of the registrant’s outstanding warrants pursuant to the exchange offer transaction described in the offer letter/prospectus to which this registration statement relates.

(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Supplemental Warrants.

The information in this Offer Letter/Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Offer Letter/Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2016

OFFER LETTER/PROSPECTUS

CRYOPORT, INC.

OFFER TO HOLDERS OF OUTSTANDING $3.57 ORIGINAL WARRANTS
TO EXCHANGE SUCH ORIGINAL WARRANTS FOR
(1) AN EQUAL NUMBER OF $1.50 NEW WARRANTS,
CONDITIONED UPON THE IMMEDIATE EXERCISE OF SUCH NEW WARRANTS, AND
(2) ONE $3.00 SUPPLEMENTAL WARRANT FOR EVERY FOUR NEW WARRANTS EXERCISED

AND

PROSPECTUS FOR (i) 7,067,788 NEW WARRANTS; (ii) 7,067,788 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE NEW WARRANTS; (iii) 1,766,947 SUPPLEMENTAL WARRANTS AND (iv) 1,766,947 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUPPLEMENTAL WARRANTS

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M.,
EASTERN TIME, SEPTEMBER 16, 2016, UNLESS EXTENDED

For a limited period of time, Cryoport, Inc., a Nevada corporation (“we,” “us,” “Cryoport” or the “Company”), is offering (the “Offer”) to holders of the Company’s outstanding warrants to purchase one share of common stock at an exercise price of $3.57 per share (the “Original Warrants”) the opportunity to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share (the “New Warrants”), conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised (the “Supplemental Warrants”). The Original Warrants were issued (i) in July 2015 in connection with the Company’s registered public offering of 2,090,750 units (each unit consisting of one share of the Company’s common stock and one Original Warrant), and (ii) in January 2016 in connection with the mandatory exchange of all of the Company’s outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into 4,977,038 units (each unit consisting of one share of the Company’s common stock and one Original Warrant). We refer to the shares of common stock issuable upon exercise of the New Warrants and the Supplemental Warrants as the “New Warrant Shares” and the “New Supplemental Shares,” respectively.

No fractional Supplemental Warrants will be issued in connection with the Offer. The Company, in lieu of issuing any fractional Supplemental Warrants, will round down the aggregate number of Supplemental Warrants issuable to a holder to the nearest whole Supplemental Warrant.

The Offer will be open through 5:00 p.m., Eastern Time on September 16, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”).

We are offering pursuant to this Offer Letter/Prospectus 7,067,788 New Warrants and 7,067,788 New Warrant Shares for issuance upon the immediate exercise of the New Warrants. Pursuant to the Offer, the New Warrants will have (i) an exercise price of $1.50 per share and (ii) an exercise period that will expire concurrently with the Expiration Date. By tendering your Original Warrants, you will also be agreeing to: (A) restrict your ability as the holder of New Warrant Shares to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. Other than as described above, the terms of the New Warrants are substantially identical to the terms of the Original Warrants.

We are also offering pursuant to this Offer Letter/Prospectus 1,766,947 Supplemental Warrants and 1,766,947 Supplemental Warrant Shares for issuance upon exercise of the Supplemental Warrants. The Supplemental Warrants are exercisable at an exercise price of $3.00 per share and are exercisable upon issuance. The Supplemental Warrants expire on the earlier of (i) three years after the date of issuance and (ii) the thirtieth (30th) day after the date that the closing price of the Company’s common stock equals or exceeds $4.50 for ten consecutive trading days.

Participation in the Offer requires both the tender of your Original Warrants as set forth in this Offer Letter/Prospectus and your exercise of the New Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer. You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. Any Original Warrants that are not tendered in the Offer will remain in full force and effect with no change in the terms of the Original Warrants.

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants an incentive to exchange their Original Warrants for New Warrants and Supplemental Warrants, and exercise the New Warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price as compared to the Original Warrants. The Company will receive all of the proceeds from the immediate exercise of the New Warrants, which will be used by the Company for business growth, including as working capital and for other general corporate purposes.

The Offer is conditioned upon the existence of an effective Registration Statement on Form S-4 relating to the registration of the New Warrants, the New Warrant Shares, the Supplemental Warrants and the Supplemental Warrant Shares. In addition, we are seeking stockholder approval of the Offer in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock (a “below-market issuance”). Consequently, if stockholder approval of the Offer is not obtained, we will be limited in the amount of New Warrant Shares that we could potentially issue in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016, which we refer to as the “Nasdaq Limit”). If the aggregate number of New Warrant Shares to be issued for all holders participating in the Offer is greater than the Nasdaq Limit, then each of the participating holder’s number of Original Warrants tendered will be reduced on as close to a pro rata basis as is possible. In such instance, the Company will issue participating holders such number of new replacement warrants, with the same terms and conditions of the Original Warrants, equivalent to the number of each holder’s Original Warrants that were not accepted as a result of the pro rata reduction. Tendered payment for the New Warrant Shares relating to such Original Warrants that were not accepted will be returned to the holder, without interest thereon or deduction therefrom. See “The Exchange Offer—Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued” for additional information.

Subject to the potential reduction in the acceptance by the Company of your tender of Original Warrants as described in the preceding paragraph, in the event that you properly tender Original Warrants in the Offer, the Company will issue you an equal number of New Warrants, which will be immediately exercised, and you will be issued an equal number of New Warrant Shares, along with one Supplemental Warrant for every four New Warrants exercised.

If you elect to tender Original Warrants in response to the Offer, please follow the instructions in this Offer Letter/Prospectus and the related documents (together, the “Offering Materials”), including the letter of transmittal. If you tender Original Warrants, you may withdraw your tendered Original Warrants before the Expiration Date and retain them on their original terms by following the instructions herein. If the Expiration Date is extended, you may withdraw your tendered Original Warrants at any time until such extended Expiration Date.

Our common stock and the Original Warrants are currently traded on the NASDAQ Capital Market under the symbols “CYRX” and “CYRXW”, respectively. As of August 9, 2016, the closing sale price of our common stock was $2.20 per share and the closing price of the Original Warrants was $0.59 per warrant. The New Warrants and the Supplemental Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

Please direct questions or requests for assistance regarding the Offer and the Offering Materials to Emergent Financial Group, Inc., the solicitation agent for the Offer (the “Solicitation Agent”). The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.
3600 American Boulevard West, Suite 670
Bloomington, MN 55431
Attention: Peter Voldness
Telephone: (952) 829-1222
(email: pvoldness@emergentfinancial.com)

Please direct requests for additional copies of the Offering Materials, in writing, to the Solicitation Agent at the address above.

Our board of directors makes no recommendation as to whether or not you should participate in the Offer. You must make your own decision with respect to the offer. For questions regarding tax implications or other investment-related questions, you should talk to your own attorney, accountant and/or financial planner.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS OFFER LETTER/PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES DESCRIBED IN THIS OFFER LETTER/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER LETTER/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Offer Letter/Prospectus is        , 2016.

ABOUT THIS OFFER LETTER/PROSPECTUS

This Offer Letter/Prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. You should rely only on the information provided in this Offer Letter/Prospectus, including the documents incorporated by reference herein, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus. We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this Offer Letter/Prospectus, including the documents incorporated by reference herein, the documents filed as exhibits to the registration statement that contains this Offer Letter/Prospectus, or any supplement or amendment to this Offer Letter/Prospectus, is accurate at any date other than the date indicated on the cover page of such documents. We will amend the Offering Materials, including this Offer Letter/Prospectus, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to holders of the Original Warrants.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Offer Letter/Prospectus and does not contain all of the information you should consider in making your investment decision. You should read this entire prospectus carefully (including the documents incorporated herein by reference), especially the section of this Offer Letter/Prospectus entitled “Risk Factors” beginning on page 8, and our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. Cryoport, Inc. is referred to throughout this Offer Letter/Prospectus as “Cryoport,” “we” or “us.”

General Overview

We provide cryogenic logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of- condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport containers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen (“LN2”) technology. Cryoport Express® Shippers are International Air Transport Association (“IATA”) certified and validated to maintain stable temperatures of minus 150° C and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the recently introduced Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging (e.g., vials, canes, straws and plates).

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper. The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address (“Flap A”) for pre-arranged carrier pick up. Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient. The recipient simply opens the shipper package and removes the frozen commodity that has been shipped. The recipient then reseals the package, displaying the nearest Cryoport Staging Center address, making it ready for pre-arranged carrier pick-up. When the Cryoport Staging Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, established customer facing solutions and took a consultative approach to the market. Today, in addition to our standard “Turn-key Solution,” described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training/certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package.

•	“Customer Managed Solution,” a limited customer implemented solution, whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipper to us.

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the offering software interface and packaging. This solution can also be private labeled upon meeting certain requirements, such as minimum required shipping volumes.

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•	“Integrated Solution,” which is our total outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. In this solution we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to six days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. In this solution our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapy market by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device.

Cryoport is continuously expanding its solutions offerings in response to its ’customers’ needs. In June 2016, Cryoport announced a new Laboratory Relocation Service, for transport of complete laboratories. The Laboratory Relocation Service manages the safe, secure and proper transportation of materials that are stored in labs as well as lab equipment and instruments. Relocation projects can range in size from the relocation of a fully equipped lab to the move of a single freezer.

Also in June 2016, Cryoport further broadened its capabilities and solutions offerings beyond cryogenic logistics and transportation services to include temperature-controlled storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems. Cryoport Biostorage services feature extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

Our Corporate Information

We are a Nevada corporation originally incorporated under the name G.T.5-Limited (“GT5”) on May 25, 1990. In connection with a Share Exchange Agreement, on March 15, 2005 we changed our name to Cryoport, Inc. and acquired all of the issued and outstanding shares of common stock of Cryoport Systems, Inc., a California corporation, in exchange for 200,901 shares of our common stock (which represented approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction). Cryoport Systems, Inc., which was originally formed in 1999 as a California limited liability company, and subsequently reorganized into a California corporation on December 11, 2000, remains the operating company under Cryoport, Inc. Our principal executive offices are located at 17305 Daimler Street, Irvine, CA 92614. The telephone number of our principal executive offices is (949) 470-2300, and our main corporate website is www.cryoport.com.

 The Company became public by a reverse merger with a shell company in May 2005. Over time the Company has transitioned from being a development company to a fully operational public company, providing cold chain logistics solutions to the life sciences industry globally.

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The Exchange Offer

The Company	Cryoport, Inc., a Nevada corporation, with principal executive offices at 17305 Daimler Street, Irvine, CA 92614. The Company’s telephone number is (949) 470-2300.
Eligible Warrants

The Company’s warrants to purchase shares of common stock at an exercise price of $3.57 per share, or the Original Warrants, are subject to the Offer. The Original Warrants were issued (i) in July 2015 in connection with the Company’s registered public offering of 2,090,750 units (each unit consisting of one share of the Company’s common stock and one Original Warrant) and (ii) in January 2016 in connection with the mandatory exchange of all of the Company’s outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into 4,977,038 units (each unit consisting of one share of the Company’s common stock and one Original Warrant). The Original Warrants were exercisable upon issuance and expire on July 29, 2020. As of the date of this Offer Letter/Prospectus, 7,067,788 Original Warrants are outstanding.

The Exchange Offer

For a limited period of time, the Company is offering to holders of the Original Warrants the opportunity to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share, or the New Warrants, conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised, or the Supplemental Warrants.

No fractional Supplemental Warrants will be issued in connection with the Offer. The Company, in lieu of issuing any fractional Supplemental Warrants, will round down the aggregate number of Supplemental Warrants issuable to a holder to the nearest whole Supplemental Warrants.

Common stock outstanding prior to the Offer(1)	15,120,479 shares of our common stock.

Common Stock issuable under the New Warrants(2)	7,067,788 shares of our common stock.

Common Stock outstanding after the Offer(3)	22,188,267 shares of our common stock.

Terms of the New Warrants

The New Warrants will have the following terms:

Exercise Price: The exercise price will be $1.50 per share.

Term: The New Warrants will expire concurrently with the Expiration Date.

No Cashless Exercise: The New Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the New Warrants.

Lock-Up Period: The New Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the New Warrant Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.

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Market Restrictions: A holder by electing to participate in the Offer is agreeing to not, either alone or with others, effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

Other Terms: Other than as described above, the terms of the New Warrants are substantially identical to the terms of the Original Warrants.

Terms of the Supplemental Warrants

The Supplemental Warrants will have the following terms:

Exercise Price: The exercise price will be $3.00 per share.

Term: The Supplemental Warrants are exercisable upon issuance and expire on the earlier of (i) three years after the date of issuance and (ii) the thirtieth (30th) day after the date that the closing price of the Company’s common stock equals or exceeds $4.50 for ten consecutive trading days.

Cashless Exercise: The Supplemental Warrants will have a cashless exercise right in the event that the Supplemental Warrant Shares are not covered by an effective registration statement at the time of such exercise.

Other Terms: The Supplemental Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

Expiration of the Exchange Offer	5:00 p.m., Eastern Time on September 16, 2016, as may be extended by the Company in its sole discretion.
Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued

Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock (a “below-market issuance”). Consequently, if stockholder approval of the Offer is not obtained, we will be limited in the amount of New Warrant Shares that we could potentially issue in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016). If the aggregate number of New Warrant Shares to be issued for all holders participating in the Offer is greater than the Nasdaq Limit, then each of the participating holder’s number of Original Warrants tendered will be reduced on as close to a pro rata basis as is possible. In such instance, the Company will issue participating holders such number of new replacement warrants, with the same terms and conditions of the Original Warrants, equivalent to the number of each holder’s Original Warrants that were not accepted as a result of the pro rata reduction. Tendered payment for the New Warrant Shares relating to such Original Warrants that were not accepted will be returned to the holder, without interest thereon or deduction therefrom. See “The Exchange Offer—Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued” for additional information.

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Subject to the potential reduction in the acceptance by the Company of your tender of Original Warrants as described in the preceding paragraph, in the event that you properly tender Original Warrants in the Offer, the Company will issue you an equal number of New Warrants, which will be immediately exercised, and you will be issued an equal number of New Warrant Shares, along with one Supplemental Warrant for every four New Warrants exercised.

Alternatively, if stockholder approval of the Offer is obtained, then we will be authorized to issue up to 7,067,788 New Warrant Shares upon exercise of the New Warrants and there will be no pro rata reduction.

Partial Participation Permitted

You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. Any Original Warrants that are not tendered in the Offer will remain in full force and effect with no change in the terms of the Original Warrants. In addition, if you elect to participate with only some of your Original Warrants that you hold, then the Company will issue you such number of new replacement warrants, with the same terms and conditions of the Original Warrants, equivalent to the number of your Original Warrants that were not tendered.

Purposes of the Offer and Use of Proceeds:

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants an incentive to exchange their Original Warrants for New Warrants and Supplemental Warrants, and exercise the New Warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price as compared to the Original Warrants. The Company will receive all of the proceeds from the immediate exercise of the New Warrants, which will be used by the Company for business growth, including as working capital and for other general corporate purposes.

Conditions to the Offer

The Offer is subject to certain conditions as described herein:

(i)       the existence of an effective Registration Statement on Form S-4 relating to the registration of the New Warrants, the New Warrant Shares, the Supplemental Warrants and the Supplemental Warrant Shares; and

(ii)      participation in the Offer requires both the tender of your Original Warrants as set forth in this Offer Letter/Prospectus and your exercise of the New Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer.

We are not making this Offer to, nor will we accept any tenders from or on behalf of, Original Warrant holders in any state where the Company is prohibited from making the Offer by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

The Offer is not conditioned upon obtaining financing or any minimum number of Original Warrants being tendered.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Offer.

Future Amendments to the Offer to Amend and Exercise	If we materially change the terms of the Offer, we will extend the Expiration Date to the extent required under the rules of the Exchange Act.

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How to Participate in the Offer

To tender your Original Warrants, you must complete one of the actions described in this Offer Letter/Prospectus in the section entitled “The Exchange Offer—Procedure for Participating in the Offer and Exercising New Warrants” beginning on page 16 before the Expiration Date. Please contact the Solicitation Agent or your broker for assistance.

You must also deliver payment to the Depositary (as defined below) on or prior to the Expiration Date in the amount equal to $1.50 per share multiplied by the number of New Warrants to be exercised. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the Depositary receives your funds on or prior to the Expiration Date. If you send an uncertified check, payment will not be deemed to have been received by the Depositary until the check has cleared.

Withdrawal Rights

If you tender your Original Warrants and change your mind, you may withdraw your tendered Original Warrants at any time until the Expiration Date, as described in greater detail in the section entitled “The Exchange Offer—Withdrawal Rights” beginning on page 18. If the Expiration Date is extended, you may withdraw your tendered Original Warrants at any time until such extended Expiration Date. In addition, Original Warrants that are not accepted by the Company by October 7, 2016 (which is the fortieth business day from the commencement of the Offer) may be withdrawn.

Interests of Directors and Executive Officers

Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, holds 80,558 Original Warrants (representing approximately 1.1% of the Original Warrants) and Dr. Robert Hariri, a director of the Company, holds 15,300 Original Warrants (representing less than 1% of the Original Warrants). Mr. Shelton and Dr. Hariri are eligible to participate in the Offer on the same terms and conditions as the other holders of the Original Warrants. On August 11, 2016, the Company entered into a letter agreement with each of Mr. Shelton and Dr. Hariri pursuant to which each agreed not to participate in the Offer.

Absence of Dissenters’ Rights	Holders of the Original Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.
Tax Consequences of the Offer

We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer. See the section entitled “Material U.S. Federal Income Tax Considerations” for a discussion of the material U.S. federal income tax consequences of participating in the Offer.

Risk Factors

There are risks associated with participating in the Offer. For a discussion of some of the risks you should consider before deciding whether to participate in the Offer, you are urged to carefully review and consider the information in the section entitled “Risk Factors” beginning on page 8.

Market Price of the Common Stock and Original Warrants

Our common stock and the Original Warrants are currently traded on the NASDAQ Capital Market under the symbols “CYRX” and “CYRXW”, respectively. As of August 9, 2016, the closing sale price of our common stock was $2.20 per share and the closing price of the Original Warrants was $0.59 per warrant. The New Warrants and the Supplemental Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

Depositary	The depositary for the Offer is Continental Stock Transfer & Trust Company (the “Depositary”).

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Information Requests

Please direct questions or requests for assistance regarding the Offer and the Offering Materials to the Solicitation Agent. The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.
3600 American Boulevard West, Suite 670
Bloomington, MN 55431
Attention: Peter Voldness
Telephone: (952) 829-1222
(email: pvoldness@emergentfinancial.com)

Please direct requests for additional copies of the Offering Materials, in writing, to the Solicitation Agent at the address above.

(1) Based upon the total number of issued and outstanding shares as of August 9, 2016, excluding:

•	9,303,402 shares of common stock reserved for issuance upon the exercise of outstanding warrants (including the Original Warrants but excluding the New Warrants and the Supplemental Warrants) with a weighted average exercise price of $4.19 per share;

•	4,692,881 shares of common stock reserved for issuance upon the exercise of outstanding stock options with a weighted average exercise price of $3.98 per share; and

•	2,261,095 shares of common stock available for future grant under the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan.

(2) Assumes that the Company obtains stockholder approval of the Offer and all 7,067,788 outstanding Original Warrants are tendered in the Offer.

(3) Based upon the total number of issued and outstanding shares as of August 9, 2016, excluding:

•	4,002,561 shares of common stock reserved for issuance upon the exercise of outstanding warrants (including the Supplemental Warrants but excluding the Original Warrants and the New Warrants) with a weighted average exercise price of $4.75 per share;

•	4,692,881 shares of common stock reserved for issuance upon the exercise of outstanding stock options with a weighted average exercise price of $3.98 per share; and

•	2,261,095 shares of common stock available for future grant under the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan.

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RISK FACTORS

An investment in the New Warrants and the Shares involves a high degree of risk. You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this Offer Letter/Prospectus, including the financial statements and related notes incorporated by reference into this Offer Letter/Prospectus, before deciding to participate in the Offer. Certain risks related to us and our business are included in Item 1A of our Annual Report on Form 10-K for our fiscal year ended March 31, 2016 and in our subsequent filings with the SEC. See the section titled “Available Information” for information about how to obtain a copy of these documents. If any of these risks actually occur, our business, results of operations and financial condition could be materially adversely affected. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offer

The market price of our common stock is volatile and may decline before or after the Expiration Date.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common stock will not decline after you exercise the New Warrants. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and you could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of the New Warrants that you will be able to sell your common stock at a price equal to or greater than the exercise price of the New Warrants. Until the Shares are delivered following the Expiration Date, you will not be able to sell such Shares. Certificates (physical, electronic or book-entry form) representing the Shares will be delivered as soon as practicable after the Expiration Date. We will not pay you interest on funds delivered to the Depositary pursuant to the exercise of New Warrants.

The Offer may cause the price of our common stock to decrease.

 Depending upon the trading price of our common stock at the time of our announcement of the Offer and its terms, including the exercise price of the New Warrants, together with the number of shares of common stock we propose to issue and ultimately will issue if the Offer is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of the Offer. If that occurs, you may have committed to buy shares of common stock in the Offer at a price greater than the prevailing market price. Further, if a substantial number of New Warrants are exercised in connection with the Offer and the holders of the New Warrant Shares choose to sell some or all of those shares after the Lock-Up Period, then the resulting sales could depress the market price of our common stock. There is no assurance that following the exercise of the New Warrants or the Supplemental Warrants, holders will be able to sell the underlying shares at a price equal to or greater than the respective exercise prices of the New Warrants or the Supplemental Warrants.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors (the “Board”) has approved the Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the New Warrants or the Supplemental Warrants will in the future equal or exceed the respective exercise prices of the New Warrants or the Supplemental Warrants. We do not take a position as to whether you ought to participate in the Offer.

If you choose to participate in the Offer, you will be required to exercise your New Warrants for common stock, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Original Warrant with respect to the Shares.

Participation in the Offer requires both the tender of your Original Warrants as set forth in this Offer Letter/Prospectus and your exercise of the New Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your Original Warrants by exercising the New Warrants prior to the original expiration date of your Original Warrant.

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The exercise prices of the New Warrants and the Supplemental Warrants have been arbitrarily determined.

The exercise prices of the New Warrants and the Supplemental Warrants have been arbitrarily determined. Our Board established the exercise prices for the New Warrants and the Supplemental Warrants based on its estimation of those terms that would encourage holders of Original Warrants to participate in the Offer. The exercise prices of the New Warrants and the Supplemental Warrants are not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock. We cannot give any assurance that our common stock will trade at or above the exercise prices in any given time period.

The New Warrant Shares are subject to resale and market restrictions during the Lock-Up Period.

The New Warrant Shares are subject to lock up provisions that provide that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the New Warrant Shares without the prior written consent of the Company for a period for sixty (60) days after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions. In addition, a holder, acting alone or with others, participating in the Offer has agreed not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. As a result, the holder will be subject to market and the other risks discussed herein during the period of these resale and market restrictions.

There will be no public trading market for the Supplemental Warrants, and your ability to sell such Supplemental Warrants will be limited.

There is no existing public market for the Supplemental Warrants. No market for the Supplemental Warrants may develop, and any market that develops may not persist. We cannot assure you as to the liquidity of any market that may develop for the Supplemental Warrants, your ability to sell the Supplemental Warrants or the price at which you would be able to sell the Supplemental Warrants. We do not intend to apply for listing of the Supplemental Warrants on the NASDAQ Capital Market or any other securities exchange.

Participation in the Offer could result in tax consequences.

We have not obtained, and do not intend to obtain, either a ruling from the Internal Revenue Service (“IRS”) or an opinion of legal counsel regarding the U.S. federal income tax consequences of exchange of New Warrants for Original Warrants and the immediate exercising the New Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer. See the section entitled “Material U.S. Federal Income Tax Considerations” for a discussion of the material U.S. federal income tax consequences of participating in the Offer.

We will have substantial discretion over the use of proceeds we receive from the exercise of New Warrants.

The Company will receive all of the proceeds from the immediate exercise of the New Warrants. Our management will retain broad discretion over the use of proceeds from the Offer. See the section entitled “Use of Proceeds” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the New Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the New Warrants in a manner other than as described in this Offer.

If completed, the Offer will have an immediate dilutive effect.

If the Offer is completed, the resulting issuance of New Warrant Shares will have an immediate dilutive effect. If we obtain stockholder approval of the Offer and all 7,067,788 outstanding Original Warrants are tendered in the Offer, then holders will receive an aggregate of 7,067,788 shares of our common stock, which represents approximately 47% of our outstanding common stock (based on 15,120,479 shares of common stock outstanding as of August 9, 2016).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer Letter/Prospectus contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this Offer Letter/Prospectus. Forward-looking statements in this Offer Letter/Prospectus include, but are not necessarily limited to, those relating to:

•	our intention to introduce new products or services;

•	our expectations about securing strategic relationships with global couriers or large clinical research organization;

•	our future capital needs;

•	results of our research and development efforts; and

•	approval of our patent applications.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated as a result of the factors described in “Risk Factors” in this Offer Letter/Prospectus and detailed in our other Securities and Exchange Commission (“SEC”) filings, including among others:

•	the effect of regulation by United States and foreign governmental agencies;

•	research and development efforts, including delays in developing, or the failure to develop, our products;

•	the development of competing or more effective products by other parties;

•	uncertainty of market acceptance of our products;

•	errors in business planning attributable to insufficient market size or segmentation data;

•	problems that we may face in manufacturing, marketing and distributing our products;

•	problems that we may encounter in further development of Cryoport Express® Solutions, which includes the cloud-based logistics management software branded as Cryoportal™;

•	our inability to raise additional capital when needed;

•	delays in the issuance of, or the failure to obtain, patents for certain of our products and technologies;

•	problems with important suppliers and strategic business partners; and

•	difficulty or delays in establishing marketing relationships with international couriers.

Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect our actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each factor on our business. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC.

This prospectus also contains estimates and other industry and statistical data developed by independent parties and by us relating to market size, growth, and segmentation of markets. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the data referred to in this Offer Letter/Prospectus to be reliable, industry and statistical data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. We have not independently verified these estimates generated by independent parties and contained in this Offer Letter/Prospectus. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this Offer Letter/Prospectus and detailed in our other SEC filings. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We will receive all of the proceeds from the immediate exercise of the New Warrants. If we obtain stockholder approval of the Offer and all 7,067,788 outstanding Original Warrants are tendered in the Offer, we estimate that the net proceeds from the Offer will be approximately $9.4 million (or approximately $9.3 million, excluding the 95,858 Original Warrants held by Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, and Dr. Robert Hariri, a director of the Company, who have agreed not to participate in the Offer), after deducting expenses related to the Offer payable by us estimated at approximately $1.2 million. If stockholder approval of the Offer is not obtained and we are consequently only permitted to issue New Warrant Shares up to the Nasdaq Limit, then we estimate that the net proceeds from the Offer will be approximately $3.9 million, after deducting expenses related to the Offer payable by us estimated at approximately $0.6 million.

We intend to use the proceeds received from the exercise of the New Warrants for business growth, including as working capital and for other general corporate purposes. We have broad discretion in determining how the proceeds of the Offer will be used, and our discretion is not limited by the aforementioned possible uses. Our Board believes the flexibility in application of the net proceeds is prudent. See “Risk Factors—Risks Related to the Offer—We will have substantial discretion over the use of proceeds we receive from the exercise of New Warrants.”

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THE EXCHANGE OFFER

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Original Warrant holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, we strongly encourage you to read this Offer Letter/Prospectus in its entirety and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE OFFER WILL BE OPEN THROUGH 5:00 P.M., EASTERN TIME ON SEPTEMBER 16, 2016, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”).

Overview

For a limited period of time, Cryoport, Inc., a Nevada corporation (“we,” “us,” “Cryoport” or the “Company”), is offering (the “Offer”) to holders of the Company’s outstanding warrants to purchase one share of common stock at an exercise price of $3.57 per share (the “Original Warrants”) the opportunity to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share (the “New Warrants”), conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised (the “Supplemental Warrants”). We refer to the shares of common stock issuable upon exercise of the New Warrants and the Supplemental Warrants as the “New Warrant Shares” and the “New Supplemental Shares,” respectively.

The New Warrants will have the terms as set forth in “—Terms of the New Warrants.” Other than as described therein, the terms of the New Warrants are substantially identical to the terms of the Original Warrants. In addition, the Supplemental Warrants will have the terms as set forth in “—Terms of the Supplemental Warrants.”

Participation in the Offer requires both the tender of your Original Warrants as set forth in this Offer Letter/Prospectus and your exercise of the New Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer. You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. Any Original Warrants that are not tendered in the Offer will remain in full force and effect with no change in the terms of the Original Warrants.

The Offer is conditioned upon the existence of an effective Registration Statement on Form S-4 relating to the registration of the New Warrants, the New Warrant Shares, the Supplemental Warrants and the Supplemental Warrant Shares. In addition, we are seeking stockholder approval of the Offer in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock (a “below-market issuance”). Consequently, if stockholder approval of the Offer is not obtained, we will be limited in the amount of New Warrant Shares that we could potentially issue in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016, which we refer to as the “Nasdaq Limit”).

If the aggregate number of New Warrant Shares to be issued for all holders participating in the Offer is greater than the Nasdaq Limit, then each of the participating holder’s number of Original Warrants tendered will be reduced on as close to a pro rata basis as is possible. In such instance, the Company will issue participating holders such number of new replacement warrants, with the same terms and conditions of the Original Warrants, equivalent to the number of each holder’s Original Warrants that were not accepted as a result of the pro rata reduction. Tendered payment for the New Warrant Shares relating to such Original Warrants that were not accepted will be returned to the holder, without interest thereon or deduction therefrom. See “—Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued” for additional information.

Subject to the potential reduction in the acceptance by the Company of your tender of Original Warrants as described in the preceding paragraph, in the event that you properly tender Original Warrants in the Offer, the Company will issue you an equal number of New Warrants, which will be immediately exercised, and you will be issued an equal number of New Warrant Shares, along with one Supplemental Warrant for every four New Warrants exercised.

If you elect to tender Original Warrants in response to the Offer, please follow the instructions in this Offer Letter/Prospectus and the related documents (together, the “Offering Materials”), including the letter of transmittal (the “Letter of Transmittal”). If you tender Original Warrants, you may withdraw your tendered Original Warrants before the Expiration Date and retain them on their original terms by following the instructions herein. If the Expiration Date is extended, you may withdraw your tendered Original Warrants at any time until such extended Expiration Date.

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Eligible Warrants

The Company’s warrants to purchase shares of common stock at an exercise price of $3.57 per share, or the Original Warrants, are subject to the Offer. The Original Warrants were issued (i) in July 2015 in connection with the Company’s registered public offering of 2,090,750 units (each unit consisting of one share of the Company’s common stock and one Original Warrant), and (ii) in January 2016 in connection with the mandatory exchange of all of the Company’s outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into 4,977,038 units (each unit consisting of one share of the Company’s common stock and one Original Warrant). The Original Warrants were exercisable upon issuance and expire on July 29, 2020.

As of the date of this Offer Letter/Prospectus, 7,067,788 Original Warrants are outstanding.

Terms of the New Warrants

The following description is a summary of certain materials terms of the New Warrants and is not complete. This summary is subject to, and is qualified by reference to, the form of warrant certificate evidencing the New Warrants attached as Annex A to this Offer Letter/Prospectus. Pursuant to the Offer, the New Warrants will have the following terms:

Exercise Price: The exercise price will be $1.50 per share.

Term: The New Warrants will expire concurrently with the Expiration Date.

No Cashless Exercise: The New Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the New Warrants.

Lock-Up Period: The New Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the New Warrant Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”). In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.

Market Restrictions: A holder by electing to participate in the Offer is agreeing to not, either alone or with others, effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

Other Terms: Other than as described above, the terms of the New Warrants are substantially identical to the terms of the Original Warrants.

Terms of the New Warrants

The following description is a summary of certain materials terms of the Supplemental Warrants and is not complete. This summary is subject to, and is qualified by reference to, the form of warrant certificate evidencing the Supplemental Warrants attached as Annex B to this Offer Letter/Prospectus. Pursuant to the Offer, the Supplemental Warrants will have the following terms:

Exercise Price: The exercise price will be $3.00 per share.

Term: The Supplemental Warrants are exercisable upon issuance and expire on the earlier of (i) three years after the date of issuance and (ii) the thirtieth (30th) day after the date that the closing price of the Company’s common stock equals or exceeds $4.50 for ten consecutive trading days.

Cashless Exercise: The Supplemental Warrants will have a cashless exercise right in the event that the Supplemental Warrant Shares are not covered by an effective registration statement at the time of such exercise.

Adjustments: The Supplemental Warrants provide that the warrant exercise price is subject to adjustment from time to time if we (i) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (ii) subdivide outstanding shares of common stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares or (iv) issue by reclassification of shares of the common stock any shares of our capital stock.

Other Terms: The Supplemental Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

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Expiration of the Exchange Offer

The Offer will be open through 5:00 p.m., Eastern Time on September 16, 2016, as may be extended by the Company in its sole discretion.

Partial Participation Permitted

You may elect to participate in the Offer with respect to some or all of your Original Warrants that you hold. Any Original Warrants that are not tendered in the Offer will remain in full force and effect with no change in the terms of the Original Warrants. In addition, if you elect to participate with only some of your Original Warrants that you hold, then the Company will issue you such number of new replacement warrants, with the same terms and conditions of the Original Warrants, equivalent to the number of your Original Warrants that were not tendered.

For example, a holder owns 1,000,000 Original Warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price of $3.57. The holder properly tenders the Original Warrants in accordance with the terms and conditions of the Offer with respect to only 800,001 Original Warrants, while retaining 199,999 Original Warrants. Assuming the aggregate number of New Warrant Shares to be issued for all holders participating in the Offer is 2,000,000 (thereby, eliminating the need for a pro rata reduction), if the Company accepts the holder’s tender of 800,001 Original Warrants, the Company will issue the holder (i) 800,001 New Warrants, which will be immediately exercised for 800,001 New Warrant Shares to be issued to the Holder, (ii) 200,000 Supplemental Warrants and (iii) 199,999 replacement warrants to purchase 199,999 shares of the Company’s common stock with the same terms and conditions of the Original Warrants.

Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued

We are seeking stockholder approval of the Offer in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock (a “below-market issuance”). Consequently, if stockholder approval of the Offer is not obtained, we will be limited in the amount of New Warrant Shares that we could potentially issue in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016). If the aggregate number of New Warrant Shares to be issued for all holders participating in the Offer is greater than the Nasdaq Limit, then each of the participating holder’s number of Original Warrants tendered will be reduced on as close to a pro rata basis as is possible. In such instance, the Company will issue participating holders such number of new replacement warrants, with the same terms and conditions of the Original Warrants, equivalent to the number of each holder’s Original Warrants that were not accepted as a result of the pro rata reduction. Tendered payment for the New Warrant Shares relating to such Original Warrants that were not accepted will be returned to the holder, without interest thereon or deduction therefrom.

Subject to the potential reduction in the acceptance by the Company of your tender of Original Warrants as described in the preceding paragraph, in the event that you properly tender Original Warrants in the Offer, the Company will issue you an equal number of New Warrants, which will be immediately exercised, and you will be issued an equal number of New Warrant Shares, along with one Supplemental Warrant for every four New Warrants exercised.

Under the same facts as the previous example above, but assuming that (i) the aggregate number of Shares for all holders participating in the Offer is 4,000,000 shares and (ii) the Company is unable to obtain stockholder approval of the Offer, then the holder’s tender of 800,001 Original Warrants would be reduced to 75.6% (3,023,944 / 4,000,000) of such number, or 604,800 Original Warrants. The Company will issue the holder (i) 604,800 New Warrants, which will be immediately exercised for 604,800 New Warrant Shares to be issued to the Holder, (ii) 151,200 Supplemental Warrants and (iii) 195,201 replacement warrants to purchase 195,201 shares of the Company’s common stock with the same terms and conditions of the Original Warrants. As the aggregate exercise price due from the holder after the pro rata reduction is $907,200 (604,800 x $1.50 exercise price of the New Warrants), promptly following the Expiration Date, the Company would cause to be delivered to such holder a check for an amount equal to $292,801.50 (the $1,200,001.50 amount paid by the holder for the exercise price of 800,001 New Warrants less the $907,200 amount representing the aggregate exercise price of the New Warrants after the pro rata reduction).

Alternatively, if stockholder approval of the Offer is obtained, then we will be authorized to issue up to 7,067,788 New Warrant Shares upon exercise of the New Warrants and there will be no pro rata reduction.

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Purposes of the Offer and Use of Proceeds; Plans or Proposals

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants an incentive to exchange their Original Warrants for New Warrants and Supplemental Warrants, and exercise the New Warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price as compared to the Original Warrants. The Company will receive all of the proceeds from the immediate exercise of the New Warrants, which will be used by the Company for business growth, including as working capital and for other general corporate purposes.

Any Original Warrants properly tendered and accepted by the Company pursuant to the Offer will be cancelled.

No plans or proposals described in this Offer Letter/Prospectus or in any materials sent to the holders of the Original Warrants in connection with the Offer relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder who elects to participate in the Offer will be required to tender payment for the applicable New Warrant Shares and, subject to our acceptance of the tender, will acquire such additional shares of the Company’s common stock. As of August 9, 2016, the Company had 15,120,479 shares of common stock outstanding. If we obtain stockholder approval of the Offer and all 7,067,788 outstanding Original Warrants are tendered in the Offer, then holders will receive an aggregate of 7,067,788 New Warrant Shares upon exercise of the New Warrants. As a result, the Company’s outstanding shares of common stock would increase to 22,188,267 shares, with the 7,067,788 New Warrant Shares issued upon exercise of the New Warrants representing 32% of the then outstanding shares of common stock.

Conditions to the Offer

The Offer is subject to certain conditions as described herein:

(i)	the existence of an effective Registration Statement on Form S-4 relating to the registration of the New Warrants, the New Warrant Shares, the Supplemental Warrants and the Supplemental Warrant Shares; and

(ii)	participation in the Offer requires both the tender of your Original Warrants as set forth in this Offer Letter/Prospectus and your exercise of the New Warrants, which will happen simultaneously effective as of the Expiration Date if your Original Warrants are properly tendered in the Offer.

If there is a delay in the Registration Statement on Form S-4 from being declared effective, we may, in our discretion, extend, suspend or cancel the Offer, and will inform holders of Original Warrants of such event. If we extend the Expiration Date, we will issue a notice of such extension by press release or other public announcement. See “—Extension of the Offer and Exercise Period; Amendments; Termination.”

If we are unable to obtain stockholder approval of the Offer, we will be limited in the amount of New Warrant Shares that we could potentially issue in connection with the Offer up to the Nasdaq Limit.

We are not making this Offer to, nor will we accept any tenders from or on behalf of, Original Warrant holders in any state where the Company is prohibited from making the Offer by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

The Offer is not conditioned upon obtaining financing or any minimum number of Original Warrants being tendered.

Extension of the Offer and Exercise Period; Amendments; Termination

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date. In the event that the Company elects to extend the Expiration Date, it will issue a notice of such extension by press release or other public announcement, which notice will include the approximate number of Original Warrants tendered pursuant to the Offer based upon the Offering Materials received by the Company as of such date, and will be issued no later than 9:00 a.m. Eastern Time on the next business day after the scheduled Expiration Date.

There can be no assurance, however, that the Company will exercise its right to extend the Offer. Amendments to the Offer will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer Letter/Prospectus or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of this Offer Letter/Prospectus, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in the Solicitation Agent’s fee or change in percentage of securities sought, all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

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The Company also expressly reserves the right, in its sole discretion, to terminate the Offer by making a public announcement of such termination. Our reservation of this right is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company must return the Original Warrants tendered promptly after termination of the Offer and the amount of cash paid by a holder to exercise the New Warrant, without interest thereon or deduction therefrom.

Procedure for Participating in the Offer and Exercising New Warrants

Proper Participation in the Exchange

For a holder of Original Warrants to tender their Original Warrants pursuant to the Offer, the holder must (i) deliver a properly completed and duly executed Letter of Transmittal, together with any guarantee of signature and any other documents required by the Instructions to the Letter of Transmittal, (ii) deliver the original copy of the original Warrant certificate (or a completed affidavit of loss and indemnification agreement form as set forth in the Letter of Transmittal), provide the valid confirmation of a book-entry transfer into the Depositary’s (as defined below) account at the Depository Trust Company (“DTC”) of all tendered Original Warrants, or, if applicable, the guaranteed delivery procedures set forth herein are followed, and (iii) pay the exercise price applicable to the New Warrants ($1.50 multiplied by the number of New Warrants to be exercised), in each case to the Depositary in accordance with the instructions specified in the Letter of Transmittal and at the address set forth in Letter of Transmittal on or prior to the Expiration Date.

 In all cases, the issuance of the New Warrant Shares upon exercise of the New Warrants and the issuance of the Supplemental Warrants pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the original certificate representing the Original Warrant certificate (or a completed affidavit of loss and indemnification agreement form as set forth in the Letter of Transmittal), the valid book-entry confirmation of the tender of Original Warrants to the Depositary, or, if applicable, the guaranteed delivery procedures set forth herein are followed;

•	the Letter of Transmittal properly completed and duly executed;

•	delivery of the exercise price applicable to the New Warrants ($1.50 multiplied by the number of New Warrants to be exercised) in accordance with the Letter of Transmittal; and

•	any required signature guarantees and other documents required by the Letter of Transmittal.

Book-Entry Transfer

The Depositary has or will establish an account with respect to the Original Warrants at DTC for purposes of the Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Original Warrants may make book-entry delivery of Original Warrants by causing DTC to transfer the Original Warrants into the Depositary’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Original Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Depositary in accordance with the instructions specified in the Letter of Transmittal and at one of the addresses set forth in the Letter of Transmittal on or prior to the Expiration Date.

Procedures for Tendering Original Warrants Held Through a Custodian

If you are a beneficial owner of Original Warrants, but the holder of such Original Warrants is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender your Original Warrants pursuant to the Offer, you must provide appropriate instructions to such holder of the Original Warrants in order to tender your Original Warrants. Beneficial owners may be instructed to complete and deliver an instruction letter to such holder of Original Warrants for this purpose. We urge you to contact such person that holds Original Warrants for you if you wish to tender your Original Warrants pursuant to the Offer.

Guarantee of Signature

No signature guarantee is required if either:

(a)	this Letter of Transmittal is signed by the registered holder of the Original Warrants exactly as the name of the registered holder appears on the certificate tendered with this Letter of Transmittal and such owner has not completed Box 4 “Special Issuance Instructions” or Box 5 “Special Delivery Instructions” in the Letter of Transmittal; or

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(b)	such Original Warrants are tendered for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States which is a participant in an approval Signature Guarantee Medallion Program (each such entity, an “Eligible Institution”).

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal.

Guaranteed Delivery Procedures

If a registered owner of Original Warrants wants to tender his, her or its Original Warrants pursuant to the Offer, but the Original Warrant certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, Original Warrant holders can still tender their Original Warrants if:

(a)	the tender must be made by or through an Eligible Institution;

(b)	the Depositary must receive by hand, mail or overnight courier on or prior to the Expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the provided with the Offer, with signatures guaranteed by an Eligible Institution and proper payment of the early price of the New Warrants; and

(c)	the Depositary must receive, within three NASDAQ trading days after the execution of the Notice of Guaranteed Delivery, as provided in the Offer Letter/Prospectus:

(i)	the certificates for all physically delivered Original Warrants (or a completed affidavit of loss and indemnification agreement form as set forth in the Letter of Transmittal) in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary’s account at DTC of all Original Warrants delivered electronically;

(ii)	a properly completed and duly executed Letter of Transmittal with any required signature guarantees; and

(iii)	any other documents required by the Letter of Transmittal.

Except as specifically permitted by this Offer Letter/Prospectus, no alternative or contingent exercises will be accepted.

Lost Warrant Certificates

If you cannot locate your Original Warrant certificate(s), please contact the Depositary at the phone number or address below to obtain an affidavit of loss and indemnification agreement form:

Continental Stock Transfer & Trust Company

17 Battery Place-8th Floor

New York, NY 10004

Phone: 917-262-2378

Determination of Validity of Tender of Original Warrants

All questions as to the number of Original Warrants to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for tender of any Original Warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgments of any courts. The Company reserves the absolute right to reject any or all tenders of Original Warrants it determines not to be in proper form or to reject those Original Warrants, the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Original Warrants, and the Company’s interpretation of the terms of the Offer (including the instructions contained in the Letter of Transmittal) will be final and binding on all parties, subject to the judgments of any court with jurisdiction over the Company.

No tender of Original Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

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Please do not send letters of transmittal to us or the Solicitation Agent. You should send letters of transmittal only to the Depositary, at its office as indicated in the Letter of Transmittal. The Depositary or the Solicitation Agent can answer your questions regarding how to tender your Original Warrants.

Manner of Acceptance of Payment and Issuance of Shares

If you properly tender (and do not validly withdraw) your Original Warrants in accordance with “—Procedure for Participating in the Offer and Exercising New Warrants” on or prior to the Expiration Date, promptly following the Expiration Date, the Company will issue and deliver to you the number of New Warrants Shares issuable under your New Warrants subject to any pro rata reduction described in “—Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued.”

Withdrawal Rights

Tenders of Original Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Expiration Date is extended, you may withdraw your tendered Original Warrants at any time until such extended Expiration Date. However, you may change your mind and withdraw your tendered Original Warrants after the Expiration Date if your Original Warrants have not been accepted by us prior to October 7, 2016 (which is the fortieth business day from the commencement of the Offer). We will pay no interest on the exercise price of the Original Warrants regardless of any withdrawal of tendered warrants during the Offer period, or any extension of, or amendment to, the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter/Prospectus. If the Original Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted prior to release of such Original Warrants. In addition, such notice must specify (i) the name of the registered owner (if different from that of the tendering Original Warrant holder), (ii) the serial number shown on the particular certificate evidencing the Original Warrants to be withdrawn (if applicable) and (iii) the number of Original Warrants to be withdrawn. Withdrawal may not be cancelled, and Original Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Original Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “Procedure for Participating in the Offer and Exercising New Warrants” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court with jurisdiction over us.

If you properly withdraw, we will promptly: (i) return to you the certificate evidencing the Original Warrants (or issue you a new warrant certificate with the same terms as the Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement (see instructions to the letter of transmittal related to the Offer for additional information) or if you have withdrawn less than the total warrants represented by the original certificate); and (ii) provide you with a check equal to the amount of cash you paid to exercise the number of Original Warrants being withdrawn, without interest thereon or deduction therefrom.

Trading Market and Price Range of Original Warrants, New Warrants, the Supplemental Warrants and Common Stock

Our common stock and the Original Warrants are currently traded on the NASDAQ Capital Market under the symbols “CYRX” and “CYRXW”, respectively. As of August 9, 2016, the closing sale price of our common stock was $2.20 per share and the closing price of the Original Warrants was $0.59 per warrant. The New Warrants and the Supplemental Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

The Company’s common stock and the Original Warrants began trading on the NASDAQ Capital Market on July 24, 2015. Prior to such date, the Company’s common stock was quoted on the OTCQB, and no Original Warrants were issued prior to such date. The quarterly high and low reported sale prices for our common stock as quoted on the OTCQB, or the high and low sales prices for our common stock and the Original Warrants on the NASDAQ Capital Market, as applicable, for the periods indicated are as follows:

	Common Stock		Original Warrants
	High(1)	Low(1)	High	High

Year 2016:
Fourth Quarter Ended March 31, 2016	$2.16	$1.07	$0.65	$0.36
Third Quarter Ended December 31, 2015	$3.02	$2.00	$0.80	$0.40
Second Quarter Ended September 30, 2015	$7.20	$2.25	$1.25	$0.45
First Quarter Ended June 30, 2015	$8.88	$5.51	—	—
Year 2015:
Fourth Quarter Ended March 31, 2015	$8.64	$4.56	—	—
Third Quarter Ended December 31, 2014	$5.76	$4.32	—	—
Second Quarter Ended September 30, 2014	$5.88	$4.80	—	—
First Quarter Ended June 30, 2014	$6.36	$4.20	—	—

(1) Adjusted for the Company’s 1-for-12 reverse stock split of outstanding shares in May 2015.

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Source and Amount of Funds

Because this transaction is solely an offer to existing holders to exchange their outstanding Original Warrants for New Warrants, there are no funds or other consideration being paid to those tendering Original Warrants. The Company will use its existing working capital to pay the fees and expenses associated with the transactions contemplated by the Offer estimated at approximately $1.2 million.

Transactions and Agreements Concerning Original Warrants

Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, holds 80,558 Original Warrants (representing approximately 1.1% of the Original Warrants) and Dr. Robert Hariri, a director of the Company, holds 15,300 Original Warrants (representing less than 1% of the Original Warrants). Mr. Shelton and Dr. Hariri are eligible to participate in the Offer on the same terms and conditions as the other holders of the Original Warrants. On August 11, 2016, the Company entered into a letter agreement with each of Mr. Shelton and Dr. Hariri pursuant to which each agreed not to participate in the Offer.

Except with the negotiation and execution of the Solicitation Agency Agreement described in “—Fees and Expenses” below, none of our directors or executive officers participated in any other transaction involving the Original Warrants during the past 60 days.

Historical and Pro Forma Financial Information and Other Financial Information Regarding The Company

The consolidated financial statements of the Company as of March 31, 2016 and 2015 and for each of the years in the two-year period ended March 31, 2016 are incorporated in this Offer Letter/Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2016. The Company’s net tangible book value per share as of March 31, 2016 was $0.25. The Company has included unaudited pro forma condensed financial information reflecting the effect of the Offer attached hereto as Annex C. In preparing the attached unaudited pro forma condensed financial information, the Company assumed that the Company was able to obtain stockholder approval of the Offer, all 7,067,788 outstanding Original Warrants are tendered in the Offer and that the Offer was completed as of the end of the quarterly period ended March 31, 2016. The unaudited pro forma condensed financial information is presented for informational and illustrative purposes only and does not purport to project our future consolidated statement of operations or financial position.

Interests of Directors and Executive Directors in the Offer

The current officers and directors of the Company are:

Name	Age	Position	Date Elected
Jerrell W. Shelton	71	Chairman, President and Chief Executive Officer	2012
Richard J. Berman	73	Director	2015
Robert Hariri, M.D., Ph.D.	57	Director	2015
Ramkumar Mandalam, Ph.D.	51	Director	2014
Edward J. Zecchini	55	Director	2013
Robert S. Stefanovich	51	Chief Financial Officer, Treasurer and Corporate Secretary	2011

As of the date of this Offer Letter/Prospectus, 7,067,788 Original Warrants are outstanding. Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, holds 80,558 Original Warrants (representing approximately 1.1% of the Original Warrants) and Dr. Robert Hariri, a director of the Company, holds 15,300 Original Warrants (representing less than 1% of the Original Warrants). Mr. Shelton and Dr. Hariri are eligible to participate in the Offer on the same terms and conditions as the other holders of the Original Warrants. On August 11, 2016, the Company entered into a letter agreement with each of Mr. Shelton and Dr. Hariri pursuant to which each agreed not to participate in the Offer.

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Original Warrants.

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Legal Matters and Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer and the issuance of the Shares. Our obligations under the Offer are subject to the conditions described in “—Conditions to the Offer” above.

Absence of Dissenters’ Rights

Holders of the Original Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Accounting Treatment

If we obtain stockholder approval of the Offer and all 7,067,788 outstanding Original Warrants are tendered in the Offer, then holders will receive an aggregate of 7,067,788 New Warrant Shares upon exercise of the New Warrants. As a result, the Company’s cash will increase by the net aggregate proceeds from exercise of approximately $9.4 million (or approximately $9.3 million, excluding the 95,858 Original Warrants held by Jerrell W. Shelton, Chairman, President and Chief Executive of the Company, and Dr. Robert Hariri, a director of the Company, who have agreed not to participate in the Offer) and there will be a corresponding increase to shareholders’ equity for the same amount. If stockholder approval of the Offer is not obtained and we are consequently only permitted to issue New Warrant Shares up to the Nasdaq Limit, then the Company’s cash will increase by the net aggregate proceeds from exercise of approximately $3.9 million and there will be a corresponding increase to shareholders’ equity for the same amount.

The New Warrants, which have a lower exercise price than the Original Warrants, and the Supplemental Warrants are treated as an inducement to enter into the Offer. As such, the difference between the actual fair value of the Original Warrants as of the date of their exchange and the actual fair value of the New Warrants and the fair value of the Supplemental Warrants will be recorded as an incentive expense, with an offsetting entry to additional paid-in-capital. The fair value of the Original Warrants exchanged, the New Warrants and the Supplemental Warrants will be determined using the Black-Scholes pricing model as of the Expiration Date. The Offer does not modify the current accounting treatment for the Original Warrants that are not tendered in the Offer.

Fees and Expenses

The Company has retained Emergent Financial Group, Inc. to act as its exclusive solicitation agent (the “Solicitation Agent”) for the Offer pursuant to the Solicitation Agency Agreement attached as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC of which this Offer Letter/Prospectus is a part. The Solicitation Agent, in accordance with the terms of the Solicitation Agency Agreement, will use its best efforts to maximize the number of holders of Original Warrants who elect to participate in the Offer and exercise their New Warrants, including appropriate communications with the Original Warrant holders, as well as with the Original Warrant holders’ brokers, agents or other representatives. The Solicitation Agent will receive a cash fee equal to seven percent (7%) of the gross proceeds received from the exercise of New Warrants pursuant to the Offer. In addition, the Solicitation Agent shall be paid a non-accountable expense allowance equal to three percent (3%) of the gross proceeds received from the exercise of New Warrants pursuant to the Offer; provided, however, that the expense allowance will be reduced to two percent (2%) of such gross proceeds if the number of New Warrant Shares issued upon exercise of the New Warrants is less than 2,000,000. Further, in the event at least 2,666,666 New Warrant Shares are issued, the Company will pay up to $3,500 of fees incurred by legal counsel to the Solicitation Agent for submission of the terms of the Offer for review by FINRA in connection with its review of terms and arrangements in the public offering of securities solicited by FINRA member firms. At the conclusion of the Offer, the Company will issue the Solicitation Agent (or its designees) a warrant to purchase a number of shares of the Company’s common stock equal to ten percent (10%) of the number of New Warrant Shares issued upon exercise of the New Warrants at an exercise price equal to $2.81. The warrant will have a term of approximately five years following the date of issuance and a cashless exercise provision.

The Company has agreed to indemnify the Solicitation Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Company may also use the services of its officers and employees to solicit holders of the Original Warrants to participate in the Offer without additional compensation.

Depositary

The depositary for the Offer is Continental Stock Transfer & Trust Company (the “Depositary”). The address and the phone number for the Depositary are as follows:

Continental Stock Transfer & Trust Company
17 Battery Place-8th Floor
New York, NY 10004
Phone: 917-262-2378

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Information Requests

Please direct questions or requests for assistance regarding the Offer and the Offering Materials to the Solicitation Agent. The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.
3600 American Boulevard West, Suite 670
Bloomington, MN 55431
Attention: Peter Voldness
Telephone: (952) 829-1222
(email: pvoldness@emergentfinancial.com)

Please direct requests for additional copies of the Offering Materials, in writing, to the Solicitation Agent at the address above.

Additional Information

It is the Company’s current intention not to conduct another offer designed to induce the exchange of the Original Warrants.

The Company has filed with the SEC the Schedule TO, of which this Offer Letter/Prospectus is a part. This Offer Letter/Prospectus does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer.

The Board of Directors of the Company recognizes that the decision to participate in the Offer is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about the Offer from the Company is limited to this Offer Letter/Prospectus, the Schedule TO and the Offering Materials.

The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

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DESCRIPTION OF SECURITIES

Our authorized capital consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 15,120,479 shares of common stock were issued and outstanding as of August 9, 2016, and 2,500,000 shares of “blank check” preferred stock, $0.001 par value per share, none of which were issued and outstanding as of such date. The following description is a summary and is qualified in its entirety by our Amended and Restated Articles of Incorporation, as amended to date, and our Amended and Restated Bylaws, as currently in effect, copies of which are referenced as exhibits herein, and the provisions of the Nevada Revised Statutes.

Common Stock

Subject to the preferential rights of any outstanding preferred stock, each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by our board of directors out of funds legally available for the payment of dividends. As of the date of this prospectus, no dividends on common stock have been declared or paid by the Company. The Company intends to employ all available funds for the development of its business and, accordingly, does not intend to pay any cash dividends in the foreseeable future.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

Blank Check Preferred Stock

Our board of directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by our board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Original Warrants

The Original Warrants are exercisable at an exercise price of $3.57 per share of common stock, subject to adjustment as described below. The Original Warrants were exercisable upon issuance and expire on July 29, 2020. Each Original Warrant will have a cashless exercise right in the event that the shares of common stock underlying such warrants are not covered by an effective registration statement at the time of such exercise.

The Original Warrants provide that the exercise price is subject to adjustment from time to time if we (i) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (ii) subdivide outstanding shares of common stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares or (iv) issue by reclassification of shares of the common stock any shares of our capital stock.

New Warrants

See “The Exchange Offer—Terms of the New Warrants” for a summary of certain materials terms of the New Amendments. Other than as described therein, the terms of the New Warrants are substantially identical to the terms of the Original Warrants.

Supplemental Warrants

See “The Exchange Offer—Terms of the Supplemental Warrants” for a summary of certain materials terms of the Supplemental Amendments.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. This statute currently does not apply to our Company because in order to be applicable, we would need to have a specified number of Nevada residents as shareholders, and we would have to do business in Nevada directly or through an affiliate.

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In addition, our amended and restated articles of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult, including, but not limited to, the following:

•	requiring at least 75% of outstanding voting stock in order to call a special meeting of stockholders;

•	not allowing stockholders to take action by written consent in lieu of a meeting;

•	setting forth specific procedures regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	requiring advance notice and duration of ownership requirements for stockholder proposals;

•	permitting our board of directors to issue preferred stock without stockholder approval; and

•	limiting the rights of stockholders to amend our bylaws.

Transfer Agent and Registrar for Common Stock

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, Attn: Corporate Actions Department, 17 Battery Place, 8th Floor, New York, New York 10004.

NASDAQ Capital Market

Our common stock and the Original Warrants are currently traded on the NASDAQ Capital Market under the symbols “CYRX” and “CYRXW”, respectively.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations that we believe will be applicable to Original Warrant holders who participate in the Offer to exchange Original Warrants for (i) New Warrants, conditioned upon the immediate exercise of such New Warrants for shares of our common stock, and who own and ultimately dispose of our common stock, and (ii) Supplemental Warrants. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange or otherwise respecting the considerations addressed below and, as discussed below, there can be no assurance that the IRS will not take a position inconsistent with the treatment discussed below.

This discussion does not provide a complete analysis of all potentially applicable aspects of federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this analysis is not intended to be wholly applicable to all categories of Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

This discussion is based upon current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, and other applicable authorities and guidelines, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Original Warrant holders hold their Original Warrants (and will hold both (i) shares of our common stock received upon the exercise of their New Warrants and (ii) Supplemental Warrants) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of participating in the Offer (or of holding (i) shares of our common stock received upon the exercise of the New Warrants or (ii) Supplemental Warrants) under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer, holding shares of our common stock received upon the exercise of the New Warrants, holding Supplemental Warrants and, in each instance, the related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Original Warrant (or a beneficial owner of shares of our common stock received upon exercise of the New Warrants or of Supplemental Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of participating in the Offer and owning and disposing of shares of our common stock received upon exercise of the New Warrants, and of holding Supplemental Warrants).

The Exchange Offer

Although not free from doubt, because the New Warrants are required to be immediately exercised for shares of our common stock, the Company intends to take the position that, for federal income tax purposes, the exchange of Original Warrants for (i) New Warrants and (ii) Supplemental Warrants is properly treated as an exchange of Original Warrants for shares of our common stock and Supplemental Warrants, and qualifies as a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes. Under this treatment, an Original Warrant holder will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange, and such holder’s holding period respecting the shares of our common stock and the Supplemental Warrants received in the exchange will include the holder’s holding period respecting the Original Warrants exchanged therefore. In addition, such holder’s tax basis in the Original Warrants would be allocated between the shares of our common stock and the Supplemental Warrants received based on their relative fair market values. In this regard, because, as of the date of the Offer, the exercise price for shares of our common stock pursuant to the Supplemental Warrants is greater than the price of our common stock quoted on the NASDAQ Capital Market, holders should consult with their own tax advisors in determining whether such holder’s tax basis in their Original Warrants are properly allocated entirely to the shares of our common stock.

The foregoing tax discussion is based on current tax law, regulations and interpretive rulings as they exist at this time. The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer or of a holder’s participation in the Offer, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer, the U.S. federal income tax consequences of the Offer are unclear, and alternative characterizations are possible that could require you to immediately recognize gain or loss, or may impact your holding period.

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For example, the IRS could take the position that the exchange pursuant to the Offer is properly treated, for U.S. federal income tax purposes, consistent with its form, as an exchange of Original Warrants for (i) New Warrants and (ii) Supplemental Warrants, qualifying as a recapitalization within the meaning of Code Section 368(a)(1)(E), followed by an immediate exercise of the New Warrants for shares of our common stock. In such a case, such holder’s tax basis in the Original Warrants would be allocated between the New Warrants and the Supplemental Warrants received based upon their relative fair market values. In this regard, because, as of the date of the Offer, the exercise price for shares of our common stock pursuant to the Supplemental Warrants is greater than the price of our common stock quoted on the NASDAQ Capital Market, holders should consult with their own tax advisors in determining whether such holder’s tax basis in their Original Warrants are properly allocated entirely to the New Warrants. In such a case, upon exercise of a New Warrants for shares of our common stock, a holder will not recognize gain or loss and will instead be treated as acquiring shares of our common stock as a result of such exercise. The holder will have an adjusted tax basis in the common stock so acquired equal to the sum of such holder’s adjusted tax basis in the New Warrant immediately prior to such exercise, plus the exercise price paid by such holder for the common stock in connection with exercising such New Warrant. Furthermore, in contrast to the holding period assuming the Original Warrants were treated as being exchanged for shares of our common stock and Supplemental Warrants (discussed above), the holding period for the common stock so acquired will generally commence on the date after the date of the exercise of the New Warrant.

Alternatively, with respect to the receipt of the Supplemental Warrants, the IRS could take the position that the receipt of such Supplemental Warrants is properly treated as either a taxable fee (or compensation) or a distribution. If receipt of the Supplemental Warrant is treated as a taxable fee (or compensation), then a holder would recognize ordinary income in an amount equal to the fair market value of the Supplemental Warrants on the date of receipt. In that case, a holder’s tax basis in the Supplemental Warrant would equal the amount of income recognized, and the holder’s holding period respecting such Supplemental Warrant would generally commence on the day after the exchange. Alternatively, if the IRS took the position that the receipt of the Supplemental Warrant should be treated as a distribution (i.e., a distribution of a right to acquire stock), then such treatment could result in a taxable distribution to a holder in an amount equal to the fair market value of the Supplemental Warrant on the date of receipt. If treated as a distribution, the tax treatment would be similar to that described below under the heading, “—Distributions Paid on Shares of Our Common Stock.” In such a case, the holder’s tax basis in the Supplemental Warrant would depend on the particular circumstances, and the holder’s holding period for the Supplemental Warrant received would generally commence on the day following the date of the exchange.

In light of the uncertainty and discussion above, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions Paid on Shares of Our Common Stock

In general, a distribution received in respect of our common stock will be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in a holder’s shares of our common stock and, to the extent such distribution exceeds such holder’s adjusted basis in such shares of our common stock, as capital gain from the sale or exchange of such stock. The tax implications of such sale are generally discussed below under “—Sale or Other Taxable Disposition of Common Stock.”

In general, an individual (as opposed to a corporate) holder of shares of our common stock recognizes ordinary income on the receipt of a dividend. Under current law, the highest marginal U.S. federal income tax rate applicable to individuals with respect to their ordinary income is 39.6%. However, a reduced rate of tax (e.g., 20%) may be available for certain “qualified dividend income” depending on your particular facts and circumstances, including whether you satisfy certain holding period requirements respecting the shares of our common stock upon which the dividend is paid.

In general, corporate holders of shares of our common stock will be entitled to a deduction (sometimes referred to as a “dividends received deduction”) equal to 70% of distributions which are treated as dividends on our common stock. However, these holders will not be entitled to this deduction with respect to amounts treated as a return of capital or capital gain. In addition, the benefit of this deduction may be reduced by the corporate alternative minimum tax. Furthermore, the dividends received deduction is subject to various limitations which, among other things, require a certain holding period and restrict the availability of the deduction if the underlying stock on which the dividend is paid is “debt financed.” Corporate holders should consult their tax advisors as to their eligibility for this deduction.

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Sale or Other Taxable Disposition of Common Stock

Except in certain circumstances discussed below, in general, upon a sale or other taxable disposition of common stock, a holder generally will recognize capital gain or loss for U.S. federal income tax purposes. The amount of such gain or loss will be measured by the difference between (i) the sum of the amount of cash and the fair market value of any property received upon the sale or other taxable disposition of the stock, and (ii) such holder’s adjusted tax basis in the common stock being disposed of or sold. For these purposes, a holder’s adjusted tax basis in the common stock will generally be the price which the holder paid for the stock (which for these purposes will generally be comprised of the price paid to acquire the Original Warrants which is properly allocable to the New Warrants in connection with the Offer, plus the exercise price paid pursuant to the New Warrants in connection with the exercise of such warrants), subject to applicable adjustments (if any), such as a distribution which is treated as a return of capital on the common stock.

Under current law, the highest marginal U.S. federal income tax rate applicable to individuals respecting long-term capital gains is twenty percent (20%). Gain will be long-term capital gain if the holder’s holding period in the common stock is more than one year. Short-term capital gains are generally taxed at ordinary income tax rates. Capital losses generally offset capital gains. However, for individual holders, excess capital losses are allowed as a deduction against ordinary income, up to the lesser of $3,000 or the amount of such excess; and unused capital losses may be carried forward. Corporate (as opposed to individual) holders will generally be subject to tax on such gains at a maximum rate of thirty-five percent (35%).

In certain circumstances, a redemption of our common stock may be treated as a distribution (and not a sale as discussed immediately above). A redemption of common stock will be treated as a sale if all of the holder’s interest in the Company is redeemed or certain other tests are met which generally involve a sufficient reduction in the holder’s interest (including deemed interest under certain constructive ownership rules) in the Company. If the transaction is treated as a sale, then the tax treatment of the holder will follow that which is described above with respect to the sale other taxable disposition of our stock. Alternatively, the entire amount of the cash and property received in connection with a redemption may be treated as a distribution (and not as a sale). Redemption treatment will be applied without an offset of the holder’s adjusted tax basis in the redeemed shares of our common stock. Rather, the redemption proceeds will be treated in the same manner as distributions (described above under “—Distributions Paid on Shares of Our Common Stock”). If the redemption is treated as a distribution (as opposed to a sale), then the holder’s adjusted tax basis in the redeemed shares of our common stock, to the extent not reduced through distributions treated as a return of capital, will be transferred to the holder’s remaining shares of our common stock.

Exercise, Disposition and Lapse of the Supplemental Warrants

A holder generally will not recognize gain or loss upon the exercise of a Supplemental Warrant and related receipt of shares of our common stock. In such a case, a holder’s initial tax basis in the common stock received on the exercise of a Supplemental Warrant would equal the sum of (i) such holder’s tax basis in such Supplemental Warrant, plus (ii) the exercise price paid on the exercise of such Supplemental Warrant. And, in such a case, a holder’s holding period for the common stock received upon the exercise of the Supplemental Warrant would begin on the date that such holder exercises the Supplemental Warrant.

A holder generally will recognize gain or loss on the sale or other taxable disposition of a Supplemental Warrant in an amount equal to the difference, if any, between (i) the amount of cash, plus the fair market value of any property received, and (ii) such holder’s tax basis in the Supplemental Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss. Any such capital gain or loss will be short-term capital gain or loss or long-term capital gain or loss, depending on the whether the Supplemental Warrants have a holding period of more than twelve months.

Finally, the lapse or expiration of a Supplemental Warrant should result in a loss to a holder in an amount equal to such holder’s tax basis in the Supplemental Warrant. Any such loss generally will be a capital loss. Any such capital loss will be a short-term capital loss or a long-term capital loss, depending on whether the Supplemental Warrants have a holding period of more than twelve months.

Medicare Tax

In addition to the U.S. federal income tax imposed on dividends (discussed above under “—Distributions Paid on Shares of Our Common Stock”) and on gains (discussed above under “—Sale or Other Taxable Disposition of Common Stock” and in connection with a sale or other disposition of the Supplemental Warrants), certain individuals, estates and trusts whose income exceeds an applicable threshold generally will be required to pay a 3.8% Medicare surtax on “net investment income.” For these purposes, “net investment income” generally includes, among other things, dividends and any gain from the sale or other disposition in respect of securities liked shares of common stock or Supplemental Warrants.

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Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING DISCUSSION IS NOT A COMPLETE DISCUSSION OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL WARRANTS FOR NEW WARRANTS AND SUPPLEMENTAL WARRANTS, THE EXERCISE OF NEW WARRANTS FOR OUR COMMON STOCK, THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AND THE OWNERSHIP OF THE SUPPLEMENTAL WARRANTS.

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LEGAL MATTERS

The validity of the securities offered by Offer Letter/Prospectus is being passed upon for us by Snell & Wilmer L.L.P., Costa Mesa, California.

EXPERTS

The consolidated financial statements of Cryoport, Inc. as of March 31, 2016 and 2015 and for each of the years in the two-year period ended March 31, 2016, incorporated by reference herein, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We are required to comply with the information and periodic reporting requirements of the Exchange Act, and, in accordance with the requirements of the Exchange Act, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and internet site of the SEC referred to below.

We filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the New Warrants and our common stock offered hereby. This Offer Letter/Prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the securities offered hereby and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this Offer Letter/Prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also find the reports, proxy statements and other information we file with the SEC on our website at http://www.cryoport.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain information that we have filed under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered part of this Offer Letter/Prospectus. We are incorporating by reference the following documents, which we have already filed with the SEC:

Filing	Date Filed
Annual Report on Form 10-K for the year ended March 31, 2016	June 28, 2016

The description of our common stock contained in our Registration Statement on Form 8-A, including any subsequent amendment or any report filed for the purpose of updating such description.	July 22, 2015

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Offer Letter/Prospectus until the exchange offer is completed are incorporated into this Offer Letter/Prospectus by reference and will constitute part of this Offer Letter/Prospectus from the date they are filed.

Any statement contained in this Offer Letter/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Offer Letter/Prospectus shall be deemed to be modified or superseded for purposes of this Offer Letter/Prospectus to the extent that a statement contained in this Offer Letter/Prospectus or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference in this Offer Letter/Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer Letter/Prospectus.

If information in any of these incorporated documents conflicts with information in this Offer Letter/Prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

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You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this Offer Letter/Prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Cryoport, Inc.
Attn: Secretary

17305 Daimler Street

Irvine, CA 92614

(949) 470-2300

Except as provided above, no other information (including information on our website) is incorporated by reference into this Offer Letter/Prospectus.

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ANNEX A

FORM OF WARRANT CERTIFICATE FOR $1.50 NEW WARRANTS

THIS WARRANT CERTIFICATE WILL BE VOID IF NOT EXERCISED PRIOR

TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE

CRYOPORT, INC.

A WARRANT CERTIFICATE

THIS CERTIFIES THAT, for value received, [_______________] (“Warrantholder”) is the registered holder of [_______] Warrants (the “Warrant” or “Warrants”) to purchase fully paid and non-assessable shares of common stock, par value $0.001 per share (the “Share” or “Shares”), of CRYOPORT, INC., a Nevada corporation (the “Company”).

(1)         Terms and Exercise of Warrants.

(a)          Warrant Price. Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant, to purchase from the Company one share of Common Stock at the price of $1.50 per share. The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time the Warrants are exercised.

(b)          Duration of Warrants. The Warrants may be exercised only during the period (“Exercise Period”) commencing on the date of issuance and terminating at 5:00 p.m., New York City time, on the Expiration Date. For purposes of this Agreement, the “Expiration Date” shall mean September 16, 2016, as may be extended by the Company in its sole discretion but in all cases contemporaneous with any extension of the expiration date of the Company’s offer (the “Offer”) to holders of the Company’s outstanding warrants to purchase shares of common stock at an exercise price of $3.57 per share (the “Original Warrants”) to exchange such Original Warrants for (1) an equal number of Warrants, conditioned upon the immediate exercise of such Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four Warrants exercised, made pursuant to the Company’s offer letter/prospectus, dated August 11, 2016. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof shall cease at the close of business on the Expiration Date.

(c)          Exercise of Warrants.

(i)          Exercise and Payment. Subject to the provisions of the Warrants, the Warrants may be exercised by the registered holder thereof by complying with the terms of the Offer, including by paying the Warrant Price in full in lawful money of the United States for each share of Common Stock as to which the Warrants are exercised as instructed therein. The exercise of this Warrant will be effective at the Expiration Date.

(ii)         Issuance of Certificates. As soon as practicable after the exercise of any Warrants and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrants a certificate or certificates representing the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrants shall not have been exercised or surrendered in full, a new countersigned Warrant Certificate for the number of shares as to which such Warrants shall not have been exercised or surrendered. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of Warrants unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”) with respect to the Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available for delivery to the Warrant holders, or (b) the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the registered holder resides. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In the event a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a registered holder in any state, the registered holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be obligated to pay such registered holder any cash consideration upon exercise (except pursuant to Section 2(e)). The Company’s counsel shall deliver any legal opinions required by the Warrant Agent in connection with the exercise of the Warrants at no cost to the Warrantholder.

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(iii)        Valid Issuance. All shares of Common Stock issued upon the proper exercise or surrender of the Warrants in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

(iv)        Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrants were surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

(v)         Exercise Limitation. Notwithstanding any provisions herein to the contrary, the Warrantholder shall not be entitled to exercise the Warrants for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such Warrantholder to exceed 9.99% of the outstanding shares of Common Stock following such exercise. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Warrantholder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Warrantholder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Warrantholder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 1(c)(v), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Warrantholder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (such waiver taking effect only upon the expiration of such 61 day notice period and applying only to the Warrantholder and not to any other holder of Warrants). For purposes of this Section 1(c)(v), in determining the number of outstanding shares of Common Stock, the Warrantholder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the Securities and Exchange Commission on the date thereof, (2) a more recent public announcement by the Company as to the number of shares of Common Stock outstanding, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Warrantholder, the Company shall within three trading days confirm in writing or by electronic mail to the Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Warrantholder since the date as of which such number of outstanding shares of Common Stock was reported.

(d)          Cancellation. This Warrant shall be cancelled upon the full exercise of this Warrant.

(2)         Adjustments.

(a)          Stock Dividends; Stock Splits. If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be increased in proportion to such increase in outstanding shares of Common Stock.

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(b)          Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)          Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 2(a) and 2(b), the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(d)          Extraordinary Dividends. If the Company, at any time during the Exercise Period, shall pay a dividend in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (i) as described in Sections 2(a), 2(b) or 2(e), or (ii) regular quarterly or other periodic dividends (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend in order that subsequent thereto upon exercise of the Warrants the Warrantholder may obtain the equivalent benefit of such Extraordinary Dividend.

(e)          Replacement of Securities upon Reorganization, Etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 2(a) or 2(b) hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrants shall thereafter represent the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrants holder would have received if such Warrants holder had exercised his, her or its Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 2(a) or 2(b), then such adjustment shall be made pursuant to Sections 2(a), 2(b), 2(c) and this Section 2(e). The provisions of this Section 2 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(f)          Notices of Changes in Warrants. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of the Warrants, the Company shall give written notice thereof to each registered holder, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2(a), 2(b), 2(d) or 2(e) the Company shall give written notice to each Warrants holder, at the last address set forth for such holder in the Warrants register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(g)          Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 2, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrants that the Company may deem appropriate and that does not affect the rights of holders thereof, and any Warrants thereafter issued or countersigned, whether in exchange or substitution for outstanding Warrants or otherwise, may be in the form as so changed.

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(h)          Notice of Certain Transactions. In the event that the Company shall propose to (i) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (ii) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (iii) make a tender offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrants register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrants and the Warrant Price after giving effect to any adjustment pursuant to this Section 2 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has determined to take any such action and (x) in the case of any action covered by clause (i) or (ii) above, at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

(3)         Transfer and Exchange of Warrants.

(a)          Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrants into the Warrant register, upon surrender of such Warrants for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, new Warrants representing an equal aggregate number of Warrants shall be issued and the old Warrants shall be cancelled by the Company.

(b)          Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and, thereupon, the Company shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event the Warrants surrendered for transfer bear a restrictive legend, the Company shall not cancel such Warrants and issue new Warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(c)          Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

(4)         Lock-Up Period.

(a)          Lock-Up Restrictions. The Warrantholder agrees not to sell, make any Short Sale (as defined below) of, loan, pledge, grant any option for the purchase of, or otherwise dispose of any of the Shares issuable upon the exercise of Warrants without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”).

(b)          Stop-Transfer Instructions. In order to enforce this Section 4, the Company may impose stop-transfer instructions with respect to the Shares of the Warrantholder (and the shares of every other holder subject to the restrictions in this Section 4).

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(5)         Short Sales. Until the expiration of the Lock-Up Period, other than with respect to the transactions contemplated herein, neither the Warrantholder nor any Affiliate (as defined below) of Warrantholder which (a) had knowledge of the transactions contemplated hereby, (b) has or shares discretion relating to such Warrantholder’s investments or trading or information concerning such Warrantholder’s investments, including in respect of the shares and warrants, and (c) is subject to such Warrantholder’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) will directly or indirectly, alone or with any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (collectively “Persons”), acting on behalf of or pursuant to any understanding with such Holder or Trading Affiliate, effect or agree to effect any Short Sales (as defined below) involving the Company’s shares of common stock or other securities of the Company. Notwithstanding the foregoing, in the case of a Holder and/or Trading Affiliate that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Holder’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Holder’s or Trading Affiliate’s assets, the covenants set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the transactions contemplated by this Warrant. For purposes hereof, “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Act. With respect to a Warrantholder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Warrantholder will be deemed to be an Affiliate of such Warrantholder. For purposes hereof, “Short Sale” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements (including on a total return basis), or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers.

(6)         Other Provisions Relating to Rights of Holders of Warrants.

(a)          No Rights as Stockholder. The Warrants do not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, or to vote, consent or receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

(b)          Lost, Stolen, Mutilated or Destroyed Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which terms shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so lost, stolen, mutilated or destroyed. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone.

(c)          Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

(d)          Notices. Any notice, statement or demand authorized by this Certificate to be given or made by the Company or by the holder of the Warrants to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is provided in writing by the Company) as follows:

Cryoport, Inc.

17305 Daimler St.

Irvine, CA 92614

Attn: Chief Financial Officer

Any notice, sent pursuant to this Certificate shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

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(e)          Applicable Law. The validity, interpretation, and performance of this Certificate and of the Warrants shall be governed in all respects by the laws of the State of Nevada, without giving effect to any conflict of laws principles. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Certificate and to the Warrants shall be brought and enforced in the courts of the State of Nevada or the United States District Court for the District of Nevada, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6(d) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

CRYOPORT, INC.

By:
Robert Stefanovich, Chief Financial Officer

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ANNEX B

FORM OF WARRANT CERTIFICATE FOR $3.00 SUPPLEMENTAL WARRANTS

THIS WARRANT CERTIFICATE WILL BE VOID IF NOT EXERCISED PRIOR

TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE

CRYOPORT, INC.

A WARRANT CERTIFICATE

THIS CERTIFIES THAT, for value received, [_______________] (“Warrantholder”) is the registered holder of [_______] Warrants (the “Warrant” or “Warrants”) to purchase fully paid and non-assessable shares of common stock, par value $0.001 per share (the “Share” or “Shares”), of CRYOPORT, INC., a Nevada corporation (the “Company”).

This Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of [ ], 2016 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the holder of this Warrant Certificate and the beneficial owners of the Warrants represented by this Warrant Certificate consent by acceptance hereof.  In the case of any conflict between this Certificate and the Warrant Agreement, the provisions of the Warrant Agreement shall control and govern.

(7)         Terms and Exercise of A Warrants.

(a)          Warrant Price. Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant, to purchase from the Company one share of Common Stock at the price of $3.00 per whole share, subject to the adjustments provided in Section 2 hereof and in the last sentence of this Section 1(a). The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time the Warrants are exercised. The Company, in its sole discretion, may by notice to registered holders lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a specified period.

(b)          Duration of Warrants. The Warrants may be exercised only during the period (“Exercise Period”) commencing on the date of issuance and terminating at 5:00 p.m., New York City time, on the Expiration Date. For purposes of this Agreement, the “Expiration Date” shall mean the earlier of (i) [ ], 2019, or (ii) the thirtieth (30th) day after the date that the closing price of the Company’s common stock, as published by the Trading Market (as defined in Section 1(c)(ii) on which the Company’s common stock is then listed or quoted, equals or exceeds $4.50 for the tenth (10th) consecutive trading day. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof shall cease at the close of business on the Expiration Date. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide notice to registered holders of the Warrants of such extension.

(c)          Exercise of Warrants.

(i)          Payment. Subject to the provisions of the Warrants, the Warrants may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth herein, duly executed and, except where otherwise permitted in accordance with Section 1(c)(ii), by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, by certified check payable to the order of the Warrant Agent.

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(ii)         Cashless Exercise. If, and only if, at the time of exercise of the Warrants there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Common Stock to the Warrantholder, then, and only then, the Warrants may at the option of the Warrantholder be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Warrantholder shall be entitled to receive a number of shares of Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP (defined below) on the trading day immediately preceding the date on which the Warrantholder elects to exercise the Warrants by means of a “cashless exercise,” as set forth in the applicable subscription form;

(B) = the Warrant Price of the Warrants, as adjusted hereunder; and

(X) = the number of shares of Common Stock that would be issuable upon exercise of the Warrants being exercised in accordance with the terms hereof if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price per share of Common Stock determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or the OTC Bulletin Board (each, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (“Bloomberg”) (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company, the fees and expenses of which shall be paid by the Company.

(iii)        Issuance of Certificates. As soon as practicable after the exercise of any Warrants and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrants a certificate or certificates representing the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrants shall not have been exercised or surrendered in full, a new countersigned Warrant Certificate for the number of shares as to which such Warrants shall not have been exercised or surrendered. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of Warrants unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”) with respect to the Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available for delivery to the Warrant holders, or (b) the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the registered holder resides. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In the event a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a registered holder in any state, the registered holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be obligated to pay such registered holder any cash consideration upon exercise (except pursuant to Section 2(d)). The Company’s counsel shall deliver any legal opinions required by the Warrant Agent in connection with the exercise of the Warrants at no cost to the Warrantholder.

(iv)        Valid Issuance. All shares of Common Stock issued upon the proper exercise or surrender of the Warrants in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

(v)         Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrants were surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

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(vi)        Exercise Limitation. Notwithstanding any provisions herein to the contrary, the Warrantholder shall not be entitled to exercise the Warrants for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such Warrantholder to exceed 9.99% of the outstanding shares of Common Stock following such exercise. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Warrantholder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Warrantholder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Warrantholder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 1(c)(vi), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Warrantholder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (such waiver taking effect only upon the expiration of such 61 day notice period and applying only to the Warrantholder and not to any other holder of Warrants). For purposes of this Section 1(c)(vi), in determining the number of outstanding shares of Common Stock, the Warrantholder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the Securities and Exchange Commission on the date thereof, (2) a more recent public announcement by the Company as to the number of shares of Common Stock outstanding, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Warrantholder, the Company shall within three trading days confirm in writing or by electronic mail to the Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Warrantholder since the date as of which such number of outstanding shares of Common Stock was reported.

(8)         Adjustments.

(a)          Stock Dividends; Stock Splits. If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)          Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)          Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 2(a) and 2(b), the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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(d)          Replacement of Securities upon Reorganization, Etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 2(a) or 2(b) hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrants shall thereafter represent the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrants holder would have received if such Warrants holder had exercised his, her or its Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 2(a) or 2(b), then such adjustment shall be made pursuant to Sections 2(a), 2(b), 2(c) and this Section 2(d). The provisions of this Section 2 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e)          Notices of Changes in Warrants. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of the Warrants, the Company shall give written notice thereof to each registered holder, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2(a), or 2(b) the Company shall give written notice to each Warrants holder, at the last address set forth for such holder in the Warrants register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(f)          Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 2, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrants that the Company may deem appropriate and that does not affect the rights of holders thereof, and any Warrants thereafter issued or countersigned, whether in exchange or substitution for outstanding Warrants or otherwise, may be in the form as so changed.

(9)         Transfer and Exchange of Warrants.

(a)          Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrants into the Warrant register, upon surrender of such Warrants for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, new Warrants representing an equal aggregate number of Warrants shall be issued and the old Warrants shall be cancelled by the Company.

(b)          Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and, thereupon, the Company shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event the Warrants surrendered for transfer bear a restrictive legend, the Company shall not cancel such Warrants and issue new Warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(c)          Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

(10)        Other Provisions Relating to Rights of Holders of Warrants.

(a)          No Rights as Stockholder. The Warrants do not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, or to vote, consent or receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

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(b)          Lost, Stolen, Mutilated or Destroyed Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which terms shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so lost, stolen, mutilated or destroyed. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone.

(c)          Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

(d)          Notices. Any notice, statement or demand authorized by this Certificate to be given or made by the Company or by the holder of the Warrants to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is provided in writing by the Company) as follows:

Cryoport, Inc.

17305 Daimler St.

Irvine, CA 92614

Attn: Chief Financial Officer

Any notice, sent pursuant to this Certificate shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

(e)          Applicable Law. The validity, interpretation, and performance of this Certificate and of the Warrants shall be governed in all respects by the laws of the State of Nevada, without giving effect to any conflict of laws principles. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Certificate and to the Warrants shall be brought and enforced in the courts of the State of Nevada or the United States District Court for the District of Nevada, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5(d) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

CRYOPORT, INC.

By:
Robert Stefanovich, Chief Financial Officer

B-5

ANNEX C

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(Introductory Note)

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2016, gives effect to the Offer (as defined below) as if this transaction occurred on March 31, 2016.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to represent what the Company’s actual consolidated financial position would have been had the transaction actually been completed on the date indicated, and is not indicative of its future consolidated financial condition.

The New Warrants, which have a lower exercise price than the Original Warrants, and the Supplemental Warrants are treated as an inducement to enter into the Offer. As such, the difference between the actual fair value of the Original Warrants as of the date of their exchange and the actual fair value of the New Warrants and the fair value of the Supplemental Warrants will be recorded as an incentive expense, with an offsetting entry to additional paid-in-capital. The fair value of the Original Warrants exchanged, the New Warrants and the Supplemental Warrants will be determined using the Black-Scholes pricing model as of the Expiration Date. The Offer does not modify the current accounting treatment for the Original Warrants that are not tendered in the Offer.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of March 31, 2016 and 2015 and for each of the years in the two-year period ended March 31, 2016 (the “Audited Financial Statements”), which are incorporated by reference in this Offer Letter/Prospectus from the Company’s Annual Report on Form 10-K for the year ended March 31, 2016.

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Cryoport, Inc.

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

		Pro Forma
	March 31, 2016	Adjustments		Adjusted
Current Assets:
Cash and cash equivalents	$2,792,526	$10,601,682	(a)
		(1,210,168	)(b)	$12,184,040
Accounts receivable, net	1,020,999			1,020,999
Inventories	69,801			69,801
Prepaid expenses and other current assets	248,729			248,729
Total current assets	4,132,055	9,391,514		13,523,569
Property and equipment, net	1,319,741			1,319,741
Intangible assets, net	8,581			8,581
Deposits	363,403			363,403
Total assets	$5,823,780	$9,391,514		$15,215,294

Current liabilities:
Accounts payable and other accrued expenses	$1,271,926			$1,271,926
Accrued compensation and related expenses	508,754			508,754
Related-party notes payable and accrued interest, net of discount	392,898			392,898
Total current liabilities	2,173,578	-		2,173,578
Related-party notes payable, net of current portion	554,275			554,275
Total liabilities	2,727,853	-		2,727,853

Stockholders' Equity
Common stock	12,251	7,068	(a)	19,319
Additional paid-in captial	116,214,522	10,594,614	(a)
		(1,210,168	)(b)
		4,956,477	(c)
		2,298,671	(d)	132,854,116
Accumulated deficit	(113,130,846)	(4,956,477	)(c)
		(2,298,671	)(d)	(120,385,994)
Total stockholders' equity	3,095,927	9,391,514		12,487,441
Total liabilities and stockholders' equity	$5,823,780	$9,391,514		$15,215,294

(a)	Amount represents the gross proceeds to be received from the Offer and the issuance of 7,067,788 shares of common stock at a par value of $0.001 per share.
(b)	Amount represents the Solicitation Agent’s fees of $1,060,168 and other estimated offering costs of $150,000.
(c)	Amount represents the difference between the fair value of the Original Warrants and the fair value of the New Warrants as of the date of their exchange using the Black-Scholes option pricing model.
(d)	Amount represents the fair value of the Supplemental Warrants using the Black-Scholes option pricing model.

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Cryoport, Inc.
Notes to Pro Forma Condensed Consolidated Financial Information
(Unaudited)

1.          Basis of Presentation

Cryoport, Inc. is referred to herein as the “Company.”

The accompanying unaudited pro forma condensed consolidated balance sheet at March 31, 2016 of the Company (the “Pro Forma Condensed Consolidated Financial Information”) has been prepared by management on the basis of accounting principles generally accepted in the United States of America and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) from information derived from the financial statements of the Company. The unaudited Pro Forma Condensed Consolidated Financial Information has been prepared for inclusion in the Company’s Offer Letter/Prospectus, dated August 11, 2016 (the “Offer Letter/Prospectus”), which forms a part of the Company’s Tender Offer Statement on Schedule TO (the “Schedule TO”). The Company filed the Schedule TO with the SEC in connection with the Company’s offer (the “Offer”) to holders of 7,067,788 of the Company’s outstanding warrants to purchase one share of common stock at an exercise price of $3.57 per share (the “Original Warrants”) to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share (the “New Warrants”), conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised (the “Supplemental Warrants”), as further described below in Note 3, Description of the Transaction.

In addition, the Company is seeking stockholder approval of the Offer in order to comply with Nasdaq Listing Rule 5635(d). See “The Exchange Offer—Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued” in the Offer Letter/Prospectus for additional information. If stockholder approval of the Offer is not obtained, the Company will be limited in the amount of shares of common stock issuable upon exercise of the New Warrants (the “New Warrant Shares”) that it could potentially issue in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016, or the “Nasdaq Limit”). Alternatively, if stockholder approval of the Offer is obtained, then the Company will be authorized to issue up to 7,067,788 New Warrant Shares upon exercise of the New Warrants, which is the total number of Original Warrants outstanding as of the date of the Offer Letter/Prospectus.

The Pro Forma Condensed Consolidated Financial Information has been prepared as if (i) the Company was able to obtain stockholder approval of the Offer, (ii) all 7,067,788 outstanding Original Warrants were exchanged for an equal number of New Warrants in the Offer, (iii) the issuance of 7,067,788 New Warrant Shares upon the immediate exercise of the New Warrants and (iv) the issuance of 1,766,947 Supplemental Warrants. The Pro Forma Condensed Consolidated Financial Information gives effect to the Offer as if this transaction occurred on March 31, 2016.

The unaudited Pro Forma Condensed Consolidated Financial Information has been derived from the Audited Financial Statements.

The unaudited pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable. The unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the Audited Financial Statements. The unaudited Pro Forma Condensed Consolidated Financial Information is for informational purposes only and does not purport to reflect the financial position that would have occurred if the Offer had been consummated on the date indicated above, nor does it purport to represent or be indicative of the financial position of the Company for any future dates or periods.

An unaudited pro forma condensed consolidated statement of operations has not been presented since this transaction has no material effect on the Company’s operating results. However, see Note 6, Pro Forma Net Loss Per Share Attributable to Common Stockholders for the effect on the Company’s pro forma net loss per share attributable to common stockholders.

2.          Significant Accounting Policies

The accounting policies used in the preparation of this unaudited Pro Forma Consolidated Financial Information are those set out in the Audited Financial Statements.

3.          Description of the Transaction

For a limited period of time, the Company is offering to holders of 7,067,788 of the Company’s outstanding warrants to purchase one share of common stock at an exercise price of $3.57 per share the opportunity to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share, conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised. The Original Warrants were issued (i) in July 2015 in connection with the Company’s registered public offering of 2,090,750 units (each unit consisting of one share of the Company’s common stock and one Original Warrant), and (ii) in January 2016 in connection with the mandatory exchange of all of the Company’s outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into 4,977,038 units (each unit consisting of one share of the Company’s common stock and one Original Warrant).

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No fractional Supplemental Warrants will be issued in connection with the Offer. The Company, in lieu of issuing any fractional Supplemental Warrants, will round down the aggregate number of Supplemental Warrants issuable to a holder to the nearest whole Supplemental Warrant.

Pursuant to the Offer, the New Warrants will have (i) an exercise price of $1.50 per share and (ii) an exercise period that will expire concurrently with the expiration of the Offer at 5:00 p.m. (Eastern Time) on September 16, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”). By tendering Original Warrants, holders will also be agreeing to: (A) restrict their ability as the holder of New Warrant Shares to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

In addition, the Supplemental Warrants are exercisable at an exercise price of $3.00 per share and are exercisable upon issuance. The Supplemental Warrants expire on the earlier of (i) three years after the date of issuance and (ii) the thirtieth (30th) day after the date that the closing price of the Company’s common stock equals or exceeds $4.50 for ten consecutive trading days.

Participation in the Offer requires both the tender of Original Warrants as set forth in the Offer Letter/Prospectus and the exercise of the New Warrants, which will happen simultaneously effective as of the Expiration Date if the Original Warrants are properly tendered in the Offer. Holders may elect to participate in the Offer with respect to some or all of their Original Warrants. Any Original Warrants that are not tendered in the Offer will remain in full force and effect with no change in the terms of the Original Warrants.

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants an incentive to exchange their Original Warrants for New Warrants and Supplemental Warrants, and exercise the New Warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price. The Company will receive all of the proceeds from the immediate exercise of the New Warrants, which will be used by the Company for business growth, including as working capital and for other general corporate purposes.

The Offer is conditioned upon the existence of an effective Registration Statement on Form S-4 relating to the registration of the New Warrants, the New Warrant Shares, the Supplemental Warrants and the Supplemental Warrant Shares. In addition, the Company is seeking stockholder approval of the Offer in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock (a “below-market issuance”). Consequently, if stockholder approval of the Offer is not obtained, the Company will be limited in the amount of New Warrant Shares that it could potentially issue in connection with the Offer to the Nasdaq Limit. However, if stockholder approval of the Offer is not obtained and the aggregate number of New Warrant Shares to be issued for all holders participating in the Offer is greater than the Nasdaq Limit, then each of the participating holder’s number of Original Warrants tendered will be reduced on as close to a pro rata basis as is possible. Alternatively, if stockholder approval of the Offer is obtained, then the Company will be authorized to issue up to 7,067,788 New Warrant Shares upon exercise of the New Warrants, which is the total number of Original Warrants outstanding as of the date of the Offer Letter/Prospectus. See “The Exchange Offer—Nasdaq Listing Rule 5635(d) and Maximum Number of New Warrant Shares Which may be Issued” in the Offer Letter/Prospectus for additional information.

(i)          Original Warrants

As of the date of the Offer Letter/Prospectus, there were 7,067,788 outstanding Original Warrants to purchase an aggregate of 7,067,788 shares of common stock. The unaudited Pro Forma Condensed Consolidated Financial Information gives effect to (a) 7,067,788 outstanding Original Warrants exchanged for an equal number New Warrants in the Offer, (b) the immediate exercise of such New Warrants, (c) the issuance of 7,067,788 New Warrant Shares upon exercise of the New Warrants at an exercise price of $1.50 per share for gross proceeds of $10,601,682 and (d) the issuance of 1,766,947 Supplemental Warrants.

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(ii)         Incremental fair value charge to statement of operations

The New Warrants, which have a lower exercise price than the Original Warrants, and the Supplemental Warrants are treated as an inducement to enter into the Offer. As such, the difference between the actual fair value of the Original Warrants as of the date of their exchange and the actual fair value of the New Warrants and the fair value of the Supplemental Warrants will be recorded as an incentive expense, with an offsetting entry to additional paid-in-capital. The fair value of the Original Warrants exchanged, the New Warrants and the Supplemental Warrants will be determined using the Black-Scholes pricing model as of the Expiration Date. The Offer does not modify the current accounting treatment for the Original Warrants that are not tendered in the Offer.

(iii)        Solicitation agent commission

The Company has retained Emergent Financial Group, Inc. to act as its exclusive solicitation agent for the Offer (the “Solicitation Agent”) pursuant to a solicitation agency agreement. In accordance with the terms of such agreement, the Solicitation Agent will receive a cash fee equal to seven percent (7%) of the gross proceeds received from the exercise of New Warrants pursuant to the Offer. In addition, the Solicitation Agent shall be paid a non-accountable expense allowance equal to three percent (3%) of the gross proceeds received from the exercise of New Warrants pursuant to the Offer; provided, however, that the expense allowance will be reduced to two percent (2%) of such gross proceeds if the number of New Warrant Shares issued upon exercise of the New Warrants is less than 2,000,000. Further, in the event at least 2,666,666 New Warrant Shares are issued, the Company will pay up to $3,500 of fees incurred by legal counsel to the Solicitation Agent for submission of the terms of the Offer for review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with its review of terms and arrangements in the public offering of securities solicited by FINRA member firms. At the conclusion of the Offer, the Company will issue the Solicitation Agent (or its designees) a warrant to purchase a number of shares of the Company’s common stock equal to ten percent (10%) of the number of New Warrant Shares issued upon exercise of the New Warrants at an exercise price equal to $2.81. The warrant will have a term of approximately five years following the date of issuance and a cashless exercise provision.

(iv)        Other transaction costs

Other transaction costs of approximately $150,000 are expected to be incurred to complete the Offer.

4.          Pro Forma Assumptions and Adjustments

The unaudited Pro Forma Condensed Consolidated Financial Information is presented as if (i) the Company was able to obtain stockholder approval of the Offer, (ii) all 7,067,788 outstanding Original Warrants were exchanged for an equal number of New Warrants in the Offer, (iii) the issuance of 7,067,788 New Warrant Shares upon the immediate exercise of the New Warrants and (iv) the issuance of 1,766,947 Supplemental Warrants. The Pro Forma Condensed Consolidated Financial Information gives effect to the Offer as if this transaction occurred on March 31, 2016. The following adjustments are directly attributable to the transaction:

(a)	The incremental fair value of 7,067,788 New Warrants and the fair value of 1,766,947 Supplemental Warrants to be issued as an inducement in the Offer.

(b)	To record the exercise of New Warrants to purchase 7,067,788 New Warrant Shares at an exercise price of $1.50 per share for gross proceeds of $10,601,682.

(c)	To record the 7% cash fee and 3% expense allowance of $1,060,168 in the aggregate payable to the Solicitation Agent.
(d)	To record estimated additional transaction costs related to the Offer of $150,000.

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5.          Pro Forma Common Stock

The following table shows our pro forma capitalization as of March 31, 2016, adjusted to reflect the issuance of 7,067,788 New Warrant Shares upon exercise of the New Warrants pursuant to the Offer.

	March 31, 2016
	Common
	Shares	Amount
Common stock at March 31, 2016	12,251,313	$12,251
Shares issued upon exercise of New Warrants	7,067,788	7,068
Pro forma common stock at March 31, 2016	19,319,101	$19,319

Net tangible book value per share at March 31, 2016 was $0.25. The pro forma net tangible book value per share at March 31, 2016 is $0.65.

6.          Pro Forma Net Loss Per Share Attributable to Common Stockholders

Pro forma net loss per share attributable to common stockholders has been determined for the year ended March 31, 2016 as if the 7,067,788 New Warrants to purchase 7,067,788 New Warrant Shares had been exercised on April 1, 2015 as follows:

Year ended
March 31,
2016
Weighted average number of common shares	7,339,855
New Warrant Shares issued upon exercise of New Warrants	7,067,788
Pro forma weighted average number of shares outstanding - basic and diluted	14,407,643
Pro forma adjusted net loss attributable to common stockholders	$(22,312,566)
Pro forma adjusted net loss per share attributable to common stockholders - basic and diluted	$(1.55)

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CRYOPORT, INC.

OFFER TO HOLDERS OF OUTSTANDING $3.57 ORIGINAL WARRANTS
TO EXCHANGE SUCH ORIGINAL WARRANTS FOR
(1) AN EQUAL NUMBER OF $1.50 NEW WARRANTS,
CONDITIONED UPON THE IMMEDIATE EXERCISE OF SUCH NEW WARRANTS, AND
(2) ONE $3.00 SUPPLEMENTAL WARRANT FOR EVERY FOUR NEW WARRANTS EXERCISED

AND

PROSPECTUS FOR (i) 7,067,788 NEW WARRANTS; (ii) 7,067,788 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE NEW WARRANTS; (iii) 1,766,947 SUPPLEMENTAL WARRANTS AND (iv) 1,766,947 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE SUPPLEMENTAL WARRANTS

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M.,
EASTERN TIME, SEPTEMBER 16, 2016, UNLESS EXTENDED

The date of this Offer Letter/Prospectus is          , 2016.

Until           , 2016 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the Nevada Revised Statutes and our Amended and Restated Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.” This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

(a)  Exhibits

See Exhibit Index following the signature page.

(b)  Financial Statement Schedules:

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 11, 2016.

CRYOPORT, INC.

By:	/s/ Jerrell W. Shelton
Jerrell W. Shelton
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jerrell W. Shelton and Robert Stefanovich, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Jerrell W. Shelton	Chairman, President and Chief Executive	August 11, 2016
	Jerrell W. Shelton	Officer (Principal Executive Officer)

By:	/s/ Robert S. Stefanovich	Chief Financial Officer, Treasurer and	August 11, 2016
	Robert S. Stefanovich	Corporate Secretary (Principal Financial and Accounting Officer)

By:	/s/ Richard J. Berman	Director	August 11, 2016
Richard J. Berman

By:	/s/ Robert Hariri	Director	August 11, 2016
Robert Hariri, M.D., Ph.D.

By:	/s/ Ramkumar Mandalam	Director	August 11, 2016
Ramkumar Mandalam, Ph.D.

By:	/s/ Edward J. Zecchini	Director	August 11, 2016
Edward J. Zecchini

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INDEX OF EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2012.
3.2	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated February 8, 2016.
3.3	Amended and Restated Certificate of Designation of Class A Preferred Stock. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated March 30, 2015.
3.4	Certificate of Designation of Class B Preferred Stock. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated February 20, 2015.
3.5	Amendment to Certificate of Designation of Class B Preferred Stock. Incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 dated April 17, 2015 and referred to as Exhibit 3.6.
3.6	Certificate of Change filed with the Nevada Secretary of State on May 12, 2015. Incorporated by reference to Exhibit 3.7 of the Company’s Annual Report on Form 10-K filed with the SEC on May 19, 2015.
3.7	Amendment to Certificate of Designation of Class A Preferred Stock. Incorporated by reference to the Company’s Amendment No. 4 to Registration Statement on Form S-1 dated June 22, 2015 and referred to as Exhibit 3.8.
3.8	Amendment to Certificate of Designation of Class B Preferred Stock. Incorporated by reference to the Company’s Amendment No. 4 to Registration Statement on Form S-1 dated June 22, 2015 and referred to as Exhibit 3.9.
3.9	Amendment to Certificate of Designation of Class A Preferred Stock. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated September 1, 2015.
3.10	Amendment to Certificate of Designation of Class B Preferred Stock. Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K dated September 1, 2015.
3.11	Certificate of Amendment filed with the Nevada Secretary of State on November 23, 2015. Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated November 23, 2015.
4.1	Cryoport, Inc. Stock Certificate Specimen. Incorporated by reference to Cryoport’s Registration Statement on Form 10-SB/A4 filed with the SEC on October 20, 2005.
4.2	Form of Securities Purchase Agreement. Incorporated by reference to Cryoport’s Current Report on Form 8-K filed with the SEC on February 24, 2012.
4.3	Form of Registration Rights Agreement. Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2012.
4.4	Form of Warrant. Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2012.
4.5	Form of Warrant issued with Convertible Promissory Notes. Incorporated by reference to Exhibit 4.20 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013.
4.6	Form of Warrant issued upon Conversion of Convertible Promissory Notes. Incorporated by reference to Exhibit 4.21 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013.
4.7	Form of Warrant Issued to Placement Agents. Incorporated by reference to Exhibit 4.22 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013.
4.8	Form of Warrant issued with Convertible Promissory Notes (5% Bridge Notes). Incorporated by reference to Exhibit 4.23 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2013.
4.9	Form of Warrant issued in connection with the May 2014 private placement. Incorporated by reference to Exhibit 4.24 of the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2014.

Exhibit No.	Description

4.10	Warrant to Purchase Common Stock. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated December 9, 2014.
4.11	Warrant to Purchase Common Stock. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated February 20, 2015.
4.12	Form of Warrant issued in connection with the Exchange and Investment Agreement. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated March 9, 2015.
4.13	Form of March Warrant issued in connection with the Investment Agreement. Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K dated March 9, 2015.
4.14	Form of March Fee Warrant issued in connection with the Investment Agreement. Incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K dated March 9, 2015.1
4.15	Form of Warrant Agreement relating to the Original Warrants (including the Form of Original Warrant certificate issued in connection with public offering of Units), by and between the Company and Continental Stock Transfer & Trust Company. Incorporated by reference to the Company’s Amendment No. 4 to Registration Statement on Form S-1 dated June 22, 2015 and referred to as Exhibit 4.28.
4.16	Form of Warrant issued to Aegis Capital Corp. in connection with public offering of Units. Incorporated by reference to the Company’s Amendment No. 3 to Registration Statement on Form S-1 dated June 12, 2015 and referred to as Exhibit 4.29.
4.17	Form of Warrant issued with Second Amended and Restated Note. Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated March 1, 2016.
4.18+	Form of New Warrants issued in connection with the Offer (included as Annex A to the Offer Letter/Prospectus, which forms a part of this registration statement).
4.19+	Form of Warrant Agreement relating to the Supplemental Warrants (including the Form of Supplemental Warrant certificate), by and between the Company and Continental Stock Transfer & Trust Company.
4.20+	Form of Warrant for Emergent Financial Group, Inc., as solicitation agent for the Offer
5.1+	Legal Opinion of Snell & Wilmer L.L.P.
8.1+	Legal Opinion of Snell & Wilmer L.L.P. as to certain tax matters
10.1	Amended and Restated Master Consulting and Engineering Services Agreement, by and between KLATU Networks, LLC and Cryoport Systems, Inc., dated September 16, 2015. Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated September 16, 2015.
10.2	2009 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit 10.21 of the Company’s Current Report on Form 8-K dated October 15, 2009 and referred to as Exhibit 10.21.
10.3	Form Incentive Stock Option Award Agreement under the 2009 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit 10.22 of the Company’s Current Report on Form 8-K dated October 9, 2009.
10.4	Form of Non-Qualified Stock Option Award Agreement under the 2009 Stock Incentive Plan of the Company. Incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-8 dated April 27, 2010.
10.5	2011 Stock Incentive Plan (as amended and restated). Incorporated by reference to Exhibit B of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 30, 2012.
10.6	Form of Stock Option Award Agreement. Incorporated by reference to Exhibit 10.37 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011.
10.7	Form of Non-Qualified Stock Option Award Agreement. Incorporated by reference to Exhibit 10.38 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011.
10.8*	Stock Option Agreement dated November 5, 2012 between the Company and Jerrell Shelton. Incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2013.

Exhibit No.	Description

10.9*	Form of Non-Qualified Stock Option Award Agreement. Incorporated by reference to Exhibit 10.38 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2011.
10.10	Form of Subscription Agreement in connection with the May 2014 private placement. Incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2014.
10.11	Form of Election to Convert in connection with the May 2014 private placement. Incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed with the SEC on June 25, 2014.
10.12	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2014.
10.13	Subscription Agreement and Letter of Investment Intent. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 9, 2014.
10.14	Form of Note Exchange Agreement and Letter of Investment Intent, dated February 19, 2015. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2015.
10.15	Form of Exchange Note issued in connection with the Exchange and Investment Agreement. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2015.
10.16*	Stock Option Agreement dated December 18, 2014 between the Company and Jerrell Shelton. Incorporated by reference to Exhibit 10.42 of the Company’s Annual Report on Form 10-K filed with the SEC on May 19, 2015.
10.17	Purchase and Sale Agreement, by and between KLATU Networks, LLC and Cryoport Systems, Inc., dated September 16, 2015. Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated September 16, 2015.
10.18	2015 Omnibus Equity Incentive Plan. Incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1, 2015.
10.19	Standard Industrial/Commercial Multi-Tenant Lease – Net dated for reference purposes only October 2, 2015 between the Cryoport Systems, Inc. and Daimler Opportunity, LLC. Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated October 21, 2015.
10.20	Guaranty between the Company and Daimler Opportunity, LLC dated as of October 2, 2015. Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated October 21, 2015.
10.21	Form of Second Amended and Restated Note. Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated March 1, 2016.
21+	Subsidiaries of Registrant.
23.1+	Consent of KMJ Corbin & Company LLP, Independent Registered Public Accounting Firm.
23.2+	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
24.1+	Power of Attorney (included as part of the signature page to this registration statement).
99.1+	Form of Letter of Transmittal.
99.2+	Form of Notice of Guaranteed Delivery.
99.3+	Form of Letter to Warrantholders of Record.
99.4+	Form of Letter to Brokers and Other Nominee Holders.
99.5+	Form of Letter to Clients of Brokers and other Nominee Holders.

* Indicates a management contract or compensatory plan or arrangement.

+ Filed herewith.